Exhibit 99.1

TRANSOCEAN LTD.

STATUTORY CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016, 2015 and 2014

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Ernst & Young Ltd Maagplatz 1 P.O. Box CH-8010 Zurich	Phone+41 58 286 86 86 Fax+41 58 286 86 00 www.ey.com/ch

To the General Meeting of
Transocean Ltd., Steinhausen
Zurich, March 6, 2017

Report on the Audit of the Consolidated Financial Statements

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, cash flows, and notes thereto (pages 7—47), for each of the three years in the period ended December 31, 2016.

Board of Directors’ Responsibility

The Board of Directors is responsible for the preparation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles and the requirements of Swiss law.  This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.  The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with Swiss law, Swiss Auditing Standards and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances.  An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transocean Ltd. as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in accordance with U.S generally accepted accounting principles and comply with Swiss law.

Report on Key Audit Matters based on the circular 1/2015 of the Federal Audit Oversight Authority

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period.  These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.    For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibility section of our report, including in relation to these matters.  Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements.  The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the  accompanying consolidated financial statements.

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Revenue recognition, including contract modification
Area of emphasis

Transocean Ltd. recognizes contract drilling revenue as realized and earned that can be reasonably measured, based on contractual daily rates and when collectability is reasonably assured.   Revenues for contract preparation, mobilization and capital improvements to the rig are deferred and recognized over the primary contract term.  There is a risk of improper revenue recognition related to the accounting for terms and conditions of the contractual arrangement due to error or intent.  The risk may apply to new contracts as well as amendments or terminations resulting from demands, pressures, or disputes from customers.  The principal consideration for our determination that revenue recognition, including contract modification is a key audit matter is the subjective judgment involved in the interpretation of contractual terms that may be required in determining that all criteria have been met to recognize revenue.

See note 2 to these consolidated financial statements for Transocean Ltd.’s description of the accounting policy for revenue recognition.

Our audit response

Our audit procedures related to the key audit matter of revenue recognition, including contract modification included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s review of new and amended contracts including the assessment of the accounting for the arrangement.  We also performed audit procedures on a sample of new or amended drilling contracts to assess the accounting treatment by evaluating  Ltd.’s interpretation of contract terms.  We tested the accounting treatment for a sample of revenue transactions recorded as a result of a new, amended or terminated contract during the current fiscal year including validation that the revenue recognition criteria had been met and Transocean Ltd.’s performance obligations had been satisfied.  We used analytical procedures to identify transactions with attributes suggesting changes of terms and conditions of the underlying arrangement not identified through our other procedures. We performed inquiries with members of the operations management team, including the marketing department, to corroborate the contract documentation obtained.

Long-lived assets impairment
Area of emphasis

Transocean Ltd. reviews the carrying amounts of long‑lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.  For assets classified as held and used, recoverability is determined by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  Transocean Ltd. considers asset groups to be ultra deepwater floaters, harsh environment floaters, deepwater floaters, midwater floaters and high specification jackups.  When an impairment of one or more asset groups is indicated, the impairment is calculated as the amount by which the asset group’s carrying amount exceeds its estimated fair value.

Transocean Ltd. measures the fair values of its contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.

The primary risks are incorrect determination of asset classes and subsequent calculation of recoverability, inaccurate models being used for the impairment assessments, and that the assumptions to support the value of asset classes are inappropriate.  The principal consideration for our determination that impairment of long‑lived asset is a key audit matter is the subjectivity in the assessment of the recoverable amounts, which requires estimation and the use of subjective assumptions.

See note 6 to these consolidated financial statements for Transocean Ltd.’s related to long-lived assets impairments.

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Our audit response

Our audit procedures related to the key audit matter of long-lived assets impairment included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s long-lived assets impairment.  We performed inquiries of management about the current market conditions supporting the evaluation of potential impairment indicators, assessed Transocean Ltd.’s determination of asset groups, we tested the key assumptions used, and performed procedures on Transocean Ltd.’s prospective financial information.

We involved valuation specialists to assist in the evaluation of the impairment analyses, specifically in testing key assumptions and prospective financial information.

We also evaluated management’s annual reassessment of the remaining useful lives and salvage values of its long-lived assets given the current market condition.

We performed procedures to assess the valuation models for evidence of management bias considering contrary evidence from third party analyst reports, press releases and fleet status reports published by Transocean Ltd.’s competitors.

Uncertain tax positions
Area of emphasis

Transocean Ltd. evaluates its income tax positions to determine whether they meet the more-likely-than-not threshold to be recognized in the financial statements and measures a recognized tax position at the largest amount of benefit that is more likely than not of being realized upon ultimate settlement with the taxing authority.  There is subjectivity in determining the proper amount of liabilities for tax contingencies and assessing the impact of complex tax structures involves management judgment.  Management continually monitors the evolving tax regulations in order to assess any new legislation and quantify the impact and changes to the overall company structure.  There is a risk of improper recognition of uncertain tax positions due to the complex structure of Transocean Ltd.  The principal considerations for our determination that tax contingencies is a key audit matter include the difficulty in identifying all matters to be considered and the subjectivity related to the inputs utilized in the measurement of its exposures.

See note 7 to these consolidated financial statements for Transocean Ltd.’s disclosures related to income taxes.

Our audit response

Our audit procedures related to the key audit matter of uncertain tax positions included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s identification and measurement of uncertain tax positions.  We also tested significant uncertain tax positions by evaluating the inputs and recalculating the reserve recorded by Transocean Ltd.  We tested the completeness of Transocean Ltd.’s uncertain tax positions by evaluating transactions entered into by Transocean Ltd. during the current year, inspecting analyses comparing the tax return to the tax accrual and performing inquiries with management.  We also monitored tax regulations throughout the year and evaluated management’s assessments of any new legislation.

We involved specialists to assist in gaining an understanding of Transocean Ltd.’s uncertain tax positions, including the evaluation of external tax opinions and assessing the inputs utilized in calculating uncertain tax positions, including transfer pricing risks.

Income taxes and correction of prior period financial statements

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Area of emphasis

Transocean Ltd. operates worldwide through various subsidiaries.  Due to the complex organizational structure of the entity and the cross-border nature of its operations, the annual tax provision is complex and based on expected taxable income, statutory rates and tax planning opportunities available in the various jurisdictions in which it operates.  The rig operating structure further complicates the tax calculations, especially in instances where there is more than one operating structure for a particular tax jurisdiction and thus, more than one method of calculating taxes.  Estimates, judgments and assumptions are also required in the evaluation of income taxes, specifically in the determination of whether deferred tax assets will be fully or partially realized.

During the audit of the consolidated financial statements for the year ended December 31, 2016, three prior period errors were identified related to the accounting for deferred taxes, including the assessment of the need for a valuation allowance.  These errors are material to the 2016 consolidated financial statements, but are not material to any of the previously issued consolidated financial statements.  The first error pertained to the accounting for the foreign currency remeasurement on deferred taxes of non-monetary temporary differences in Norway.  The second error pertained to the accounting for deferred taxes related to Transocean Ltd.’s defined benefit pension plan in the United States.  The third error pertained to a valuation allowance on deferred tax assets recorded in the United Kingdom.  Related to the errors identified, Transocean Ltd. determined the deficiencies in internal control represented a material weakness in the controls over income tax accounting as of December 31, 2016.

See note 7 to these consolidated financial statements for Transocean Ltd.’s disclosures related to income taxes.  See note 4 to these consolidated financial statements for Transocean Ltd.’s disclosures related to the correction of prior period errors.  See Management’s Report on Internal Control Over Financial Reporting for details on the material weakness identified.

Our audit response

Our audit procedures related to the key audit matter of income taxes and correction of prior period financial statements included the following procedures:

We tested the effectiveness of controls over Transocean Ltd.’s preparation of its annual tax provision.  We tested the tax basis balance sheets and assessed the identification and accounting for differences between the tax basis and the book value.  We performed procedures to assess the valuation allowances recorded against deferred tax assets in various jurisdictions that are more likely than not to be utilized and tested Transocean Ltd.’s assessment of sources of future taxable income.  We involved EY tax professionals to assist in evaluating the income tax calculations and analyses required by ASC 740, Income Taxes.  We performed procedures to evaluate the amounts and disclosures within the financial statements related to income taxes.

We performed procedures to evaluate management’s assessment of the prior period errors identified. We evaluated the impact the adjustments could have on reported line items, subtotals, totals and disclosures in the context of the prior period financial statements as a whole. We considered the potential for undetected misstatements and performed procedures to evaluate the qualitative considerations considered by management when determining materiality to the prior year financial statements.

In response to the material weakness, we modified our risk assessment on the valuation assertion for deferred taxes and reduced our testing thresholds for audit procedures related to deferred tax assets and liabilities, including related valuation allowances.  In addition, we performed incremental audit procedures to test any temporary differences arising from the tax basis balance sheets of certain jurisdictions considered as the high tax jurisdictions of Transocean Ltd.  We performed procedures to test the completeness of deferred tax assets and liabilities and evaluated if there were any other high tax rate jurisdictions that included significant non‑monetary assets.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In the course of our audit performed in accordance with article 728a para.  1 item 3 CO and Swiss Auditing Standard 890, we noted that an internal control system for the preparation of the consolidated financial statements designed according to the instructions of the Board of Directors was adequately documented.  However, the procedures and controls over the income tax process, a significant process for the entity, were not implemented in all material respects.

In our opinion, except for the matter described in the preceding paragraph, an internal control system for the preparation of consolidated financial statements, designed in accordance with the instructions of the Board of Directors, exists.

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We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Jolanda Dolente	/s/ Jennifer Mathias
Licensed audit expert	Certified public accountant
(Auditor in charge)

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2016	2015	2014

Operating revenues
Contract drilling revenues	$3,705	$6,802	$8,963
Other revenues	456	584	222
	4,161	7,386	9,185
Costs and expenses
Operating and maintenance	1,875	2,955	5,100
Depreciation	893	963	1,129
General and administrative	172	192	234
	2,940	4,110	6,463
Loss on impairment	(93)	(1,875)	(4,043)
Gain (loss) on disposal of assets, net	4	(36)	(26)
Operating income (loss)	1,132	1,365	(1,347)

Other income (expense), net
Interest income	20	22	20
Interest expense, net of amounts capitalized	(409)	(432)	(483)
Gain (loss) on retirement of debt	148	23	(13)
Other, net	43	37	35
	(198)	(350)	(441)
Income (loss) from continuing operations before income tax expense	934	1,015	(1,788)
Income tax expense	107	120	92
Income (loss) from continuing operations	827	895	(1,880)
Income (loss) from discontinued operations, net of tax	—	2	(20)

Net income (loss)	827	897	(1,900)
Net income (loss) attributable to noncontrolling interest	49	32	(61)
Net income (loss) attributable to controlling interest	$778	$865	$(1,839)

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$2.08	$2.36	$(5.02)
Earnings (loss) from discontinued operations	—	—	(0.06)
Earnings (loss) per share	$2.08	$2.36	$(5.08)

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$2.08	$2.36	$(5.02)
Earnings (loss) from discontinued operations	—	—	(0.06)
Earnings (loss) per share	$2.08	$2.36	$(5.08)

Weighted-average shares outstanding
Basic	367	363	362
Diluted	367	363	362

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Years ended December 31,
	2016	2015	2014

Net income (loss)	$827	$897	$(1,900)
Net income (loss) attributable to noncontrolling interest	49	32	(61)
Net income (loss) attributable to controlling interest	778	865	(1,839)

Components of net periodic benefit costs before reclassifications	(20)	63	(170)
Components of net periodic benefit costs reclassified to net income	8	23	17
Gain on derivative instruments reclassified to net income	—	—	(2)

Other comprehensive income (loss) before income taxes	(12)	86	(155)
Income taxes related to other comprehensive income	6	(17)	35

Other comprehensive income (loss)	(6)	69	(120)
Other comprehensive income (loss) attributable to noncontrolling interest	—	—	—
Other comprehensive income (loss) attributable to controlling interest	(6)	69	(120)

Total comprehensive income (loss)	821	966	(2,020)
Total comprehensive income (loss) attributable to noncontrolling interest	49	32	(61)
Total comprehensive income (loss) attributable to controlling interest	$772	$934	$(1,959)

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2016	2015

Assets
Cash and cash equivalents	$3,052	$2,339
Accounts receivable, net
Trade	833	1,343
Other	65	57
Materials and supplies, net	561	627
Restricted cash	466	340
Other current assets	121	92
Total current assets	5,098	4,798

Property and equipment	27,372	26,265
Less accumulated depreciation	(6,279)	(5,456)
Property and equipment, net	21,093	20,809
Deferred income taxes, net	298	411
Other assets	400	413
Total assets	$26,889	$26,431

Liabilities and equity
Accounts payable	$206	$455
Accrued income taxes	95	55
Debt due within one year	724	1,093
Other current liabilities	960	1,062
Total current liabilities	1,985	2,665

Long-term debt	7,740	7,397
Deferred income taxes, net	178	229
Other long-term liabilities	1,153	1,135
Total long-term liabilities	9,071	8,761

Commitments and contingencies
Redeemable noncontrolling interest	28	5

Shares, CHF 0.10 par value, 417,060,033 authorized, 143,783,041 conditionally authorized, 394,801,990 issued and 389,366,241 outstanding at December 31, 2016 and CHF 15.00 par value, 396,260,487 authorized, 167,617,649 conditionally authorized, 373,830,649 issued and 364,035,397 outstanding at December 31, 2015	36	5,193
Additional paid-in capital	10,993	5,736
Treasury shares, at cost, 2,863,267 held at December 31, 2015	—	(240)
Retained earnings	5,056	4,278
Accumulated other comprehensive loss	(283)	(277)
Total controlling interest shareholders’ equity	15,802	14,690
Noncontrolling interest	3	310
Total equity	15,805	15,000
Total liabilities and equity	$26,889	$26,431

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2016	2015	2014	2016	2015	2014
	Quantity			Amount
Shares
Balance, beginning of period	364	362	361	$5,193	$5,169	$5,147
Reduction of par value	—	—	—	(5,159)	—	—
Issuance of shares for acquisition of noncontrolling interest	24	—	—	2	—	—
Issuance of shares under share-based compensation plans	1	2	1	—	24	22
Balance, end of period	389	364	362	$36	$5,193	$5,169

Additional paid-in capital
Balance, beginning of period				$5,736	$5,797	$6,784
Share-based compensation				42	64	98
Reduction of par value				5,159	—	—
Cancellation of shares held in treasury				(240)	—	—
Issuance of shares for acquisition of noncontrolling interest, net of issue costs				313	—	—
Issuance of shares under share-based compensation plans				—	(24)	(21)
Reclassification of obligation for distribution of qualifying additional paid-in capital				—	(109)	(1,088)
Allocated capital for transactions with holders of noncontrolling interest				(18)	9	33
Other, net				1	(1)	(9)
Balance, end of period				$10,993	$5,736	$5,797

Treasury shares, at cost
Balance, beginning of period				$(240)	$(240)	$(240)
Cancellation of shares held in treasury				240	—	—
Balance, end of period				$—	$(240)	$(240)

Retained earnings
Balance, beginning of period				$4,278	$3,413	$5,252
Net income (loss) attributable to controlling interest				778	865	(1,839)
Balance, end of period				$5,056	$4,278	$3,413

Accumulated other comprehensive loss
Balance, beginning of period				$(277)	$(346)	$(226)
Other comprehensive income (loss) attributable to controlling interest				(6)	69	(120)
Balance, end of period				$(283)	$(277)	$(346)

Total controlling interest shareholders’ equity
Balance, beginning of period				$14,690	$13,793	$16,717
Total comprehensive income (loss) attributable to controlling interest				772	934	(1,959)
Share-based compensation				42	64	98
Issuance of shares for acquisition of noncontrolling interest, net of issue costs				315	—	—
Reclassification of obligation for distribution of qualifying additional paid-in capital				—	(109)	(1,088)
Allocated capital for transactions with holders of noncontrolling interest				(18)	9	33
Other, net				1	(1)	(8)
Balance, end of period				$15,802	$14,690	$13,793

Noncontrolling interest
Balance, beginning of period				$310	$311	$2
Total comprehensive income (loss) attributable to noncontrolling interest				26	38	(70)
Acquisition of noncontrolling interest				(321)	(1)	—
Sale of noncontrolling interest, net of issue costs				—	—	417
Distributions to holders of noncontrolling interest				(30)	(29)	(5)
Allocated capital for transactions with holders of noncontrolling interest				18	(9)	(33)
Balance, end of period				$3	$310	$311

Total equity
Balance, beginning of period				$15,000	$14,104	$16,719
Total comprehensive income (loss)				798	972	(2,029)
Share-based compensation				42	64	98
Issuance of shares for acquistition of noncontrolling interest, net of issue costs				315	—	—
Acquisition of noncontrolling interest				(321)	(1)	—
Sale of noncontrolling interest, net of issue costs				—	—	417
Reclassification of obligation for distribution of qualifying additional paid-in capital				—	(109)	(1,088)
Distributions to holders of noncontrolling interest				(30)	(29)	(5)
Other, net				1	(1)	(8)
Balance, end of period				$15,805	$15,000	$14,104

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2016	2015	2014

Cash flows from operating activities
Net income (loss)	$827	$897	$(1,900)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	893	963	1,129
Share-based compensation expense	42	64	98
Loss on impairment	93	1,875	4,043
(Gain) loss on disposal of assets, net	(4)	35	36
(Gain) loss on retirement of debt	(148)	(23)	13
Deferred income tax expense (benefit)	68	(134)	(194)
Other, net	14	74	24
Changes in deferred revenues, net	219	(90)	95
Changes in deferred costs, net	72	179	(49)
Changes in operating assets and liabilities	(165)	(395)	(1,075)
Net cash provided by operating activities	1,911	3,445	2,220

Cash flows from investing activities
Capital expenditures	(1,344)	(2,001)	(2,165)
Proceeds from disposal of assets, net	30	54	250
Proceeds from repayment of loans receivable	—	15	101
Investment in loans receivable	—	—	(15)
Other, net	1	—	1
Net cash used in investing activities	(1,313)	(1,932)	(1,828)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	2,401	—	—
Repayments of debt	(2,295)	(1,506)	(539)
Deposits to cash accounts restricted for financing activities	(85)	—	(20)
Proceeds from cash accounts and investments restricted for financing activities	124	110	176
Proceeds from sale of noncontrolling interest, net of issue costs	—	—	417
Distributions of qualifying additional paid-in capital	—	(381)	(1,018)
Distributions to holders of noncontrolling interest	(30)	(29)	(5)
Other, net	—	(3)	(11)
Net cash provided by (used in) financing activities	115	(1,809)	(1,000)

Net increase (decrease) in cash and cash equivalents	713	(296)	(608)
Cash and cash equivalents at beginning of period	2,339	2,635	3,243
Cash and cash equivalents at end of period	$3,052	$2,339	$2,635

See accompanying notes.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business

Overview—Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells.  We specialize in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Our mobile offshore drilling fleet is considered one of the most versatile fleets in the world.  We contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  At December 31, 2016, we owned or had partial ownership interests in and operated 56 mobile offshore drilling units, including 30 ultra‑deepwater floaters, seven harsh environment floaters, three deepwater floaters, six midwater floaters and 10 high‑specification jackups.  At December 31, 2016, we also had four ultra‑deepwater drillships and five high‑specification jackups under construction or under contract to be constructed.  See Note 10—Drilling Fleet.

Transocean Partners—On August 5, 2014, we completed an initial public offering to sell a noncontrolling interest in Transocean Partners LLC (“Transocean Partners”), a Marshall Islands limited liability company, which was formed on February 6, 2014, by Transocean Partners Holdings Limited, a Cayman Islands company and our wholly owned subsidiary, to own, operate and acquire modern, technologically advanced offshore drilling rigs.  On December 9, 2016, Transocean Partners completed a merger with one of our subsidiaries as contemplated under the Agreement and Plan of Merger (the “Merger Agreement”), dated July 31, 2016, and as amended on November 21, 2016.  Following the completion of the merger, Transocean Partners became a wholly owned indirect subsidiary of Transocean Ltd.  Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares.  To complete the merger, we issued 23.8 million shares from conditional capital.  See Note 14—Noncontrolling Interest.

Par value reduction—On October 29, 2015, at our extraordinary general meeting, our shareholders approved the reduction of the par value of each of our shares to CHF 0.10 from the original par value of CHF 15.00.  The reduction of par value became effective as of January 7, 2016, upon registration in the commercial register.  See Note 15—Shareholders’ Equity.

Note 2—Significant Accounting Policies

Accounting estimates—To prepare financial statements in accordance with accounting principles generally accepted in the U.S., we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, assets held for sale, income taxes, contingencies, share‑based compensation, defined benefit pension plans and other postretirement benefits.  We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.  Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability.  Our valuation techniques require inputs that we categorize using a three‑level hierarchy, from highest to lowest level of observable inputs, as follows: (1) significant observable inputs, including unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) significant other observable inputs, including direct or indirect market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) significant unobservable inputs, including those that require considerable judgment for which there is little or no market data (“Level 3”).  When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes.  We eliminate intercompany transactions and accounts in consolidation.  We apply the equity method of accounting for an investment in an entity if we have the ability to exercise significant influence over the entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary.  We apply the cost method of accounting for an investment in an entity if we do not have the ability to exercise significant influence over the unconsolidated entity.  We separately present within equity on our consolidated balance sheets the ownership interests attributable to parties with noncontrolling interests in our consolidated subsidiaries, and we separately present net income attributable to such parties on our consolidated statements of operations.  See Note 5—Variable Interest Entities and Note 14—Noncontrolling Interest.

Discontinued operations—Under accounting standards previously in effect, we presented as discontinued operations the operating results of components of our business that either had been disposed of or were classified as held for sale when both of the following conditions were met: (a) the operations and cash flows of the component had been or would be eliminated from our ongoing operations as a result of the disposal transaction and (b) we would not have any significant continuing involvement in the operations of the disposed component.  Under the former accounting standards, we considered a component of our business to be one that comprises

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

operations and cash flows that could be clearly distinguished, operationally and for financial reporting purposes, from the rest of our business.  See Note 3—New Accounting Pronouncements and Note 8—Discontinued Operations.

Operating revenues and expenses—We recognize operating revenues as they are realized and earned and can be reasonably measured, based on contractual dayrates, and when collectability is reasonably assured.  In certain instances, when we determine that collection is not reasonably assured, we recognize revenues associated with the contract when all revenue recognition criteria have been met.  In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs.  We defer the revenues earned and incremental costs incurred that are directly related to contract preparation and mobilization and recognize such revenues and costs over the primary contract term of the drilling project using the straight‑line method.  We recognize, in operating and maintenance costs and expenses, the fees related to contract preparation and mobilization on a straight‑line basis over the estimated firm period of drilling, which is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract.  For contractual daily rate contracts, we recognize the losses for loss contracts as such losses are incurred.  We recognize the costs of relocating drilling units without contracts to more promising market sectors as such costs are incurred.  Upon completion of drilling contracts, we recognize in earnings any demobilization fees received and expenses incurred.  We defer capital upgrade revenues received and recognize such revenues over the primary contract term of the drilling project.  We depreciate the actual costs incurred for the capital upgrade on a straight‑line basis over the estimated useful life of the asset.  We defer the periodic survey and drydock costs incurred in connection with obtaining regulatory certification to operate our rigs and well control systems on an ongoing basis, and we recognize such costs over the period until the next survey using the straight-line method.

Our other revenues represent those derived from customer contract terminations and customer reimbursable items.  We recognize revenues from contract terminations as we fulfill our obligations for such terminations and when all contingencies have expired.  We recognize customer reimbursable revenues as we bill our customers for reimbursement of costs associated with certain equipment, materials and supplies, subcontracted services, employee bonuses and other expenditures, resulting in little or no net effect on operating income since such recognition is concurrent with the recognition of the respective reimbursable costs in operating and maintenance expense.

Share‑based compensation—For service awards, we recognize compensation expense on a straight‑line basis over the service period through the date the employee or non‑employee director is no longer required to provide service to earn the award.  For performance awards with graded vesting conditions, we recognize compensation expense on a straight‑line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.  We recognize share‑based compensation expense net of a forfeiture rate that we estimate at the time of grant based on historical experience and future expectations, and we adjust the estimated forfeiture rate, if necessary, in subsequent periods based on actual forfeitures or changed expectations.

To measure the fair values of stock options and stock appreciation rights granted or modified, we use the Black‑Scholes‑Merton option‑pricing model and apply assumptions for the expected life, risk‑free interest rate, dividend yield and expected volatility.  To measure the fair values of granted or modified service‑based restricted share units, we use the market price of our shares on the grant date or modification date.  To measure the fair values of restricted share units that are subject to performance targets, we use the market price of our shares on the measurement date for the projected number of shares expected to be earned at the end of the performance period.  To measure the fair values of granted or modified restricted share units that are subject to market factors, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black‑Scholes‑Merton option‑pricing model, we apply assumptions using a risk neutral approach and an average price at the performance start date.

We recognize share‑based compensation expense in the same financial statement line item as cash compensation paid to the respective employees or non‑employee directors.  We recognize cash flows resulting from the tax deduction benefits for awards in excess of recognized compensation costs as financing cash flows.  In the years ended December 31, 2016, 2015 and 2014, share‑based compensation expense was $42 million, $64 million and $98 million, respectively.  In the years ended December 31, 2016, 2015 and 2014, income tax benefit on share‑based compensation expense was $7 million, $11 million and $15 million, respectively.  See Note 16—Share Based Compensation Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects and only capitalize interest during periods in which progress for the construction projects continues to be underway.  In the years ended December 31, 2016, 2015 and 2014, we capitalized interest costs of $176 million, $140 million and $133 million, respectively, for our construction work in progress.

Foreign currency—We consider the U.S. dollar to be the functional currency for all of our operations since the majority of our revenues and expenditures are denominated in U.S. dollars, which limits our exposure to currency exchange rate fluctuations.  We recognize currency exchange rate gains and losses in other, net.  In the years ended December 31, 2016, 2015 and 2014, we recognized a net loss of $2 million, a net gain of less than $1 million and a net gain of $18 million, respectively, related to currency exchange rates.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned.  There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits.  Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end.  We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized.  In evaluating our ability to realize deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and the existence of cumulative losses in recent years.  We also record a valuation allowance for deferred tax assets resulting from net operating losses incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized.  Additionally, we record a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and we recognize the provisions and benefits resulting from changes to those liabilities in our income tax expense or benefit along with related interest and penalties.  Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These tax exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates.  See Note 7—Income Taxes.

Cash and cash equivalents—We consider cash equivalents to include highly liquid debt instruments with original maturities of three months or less such as time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper.  We may also invest excess funds in no‑load, open‑ended, management investment trusts.  Such management trusts invest exclusively in high‑quality money market instruments.

We maintain restricted cash balances and investments that are either pledged for debt service under certain bond indentures, as required under certain bank credit arrangements, or held in accounts that are subject to restrictions due to legislation, regulation or court order.  We classify such restricted cash investment balances in other current assets if the restriction is expected to expire or otherwise be resolved within one year and in other assets if the restriction is expected to expire or otherwise be resolved in greater than one year.  At December 31, 2016, the aggregate carrying amount of our restricted cash investments was $510 million, of which $466 million and $44 million was classified in other current assets and other assets, respectively.  At December 31, 2015, the aggregate carrying amount of our restricted cash investments was $467 million, of which $340 million and $127 million was classified in other current assets and other assets, respectively.  See Note 11—Debt and Note 13—Commitments and Contingencies.

Accounts receivable—We earn our revenues by providing our drilling services to international oil companies and government‑owned or government‑controlled oil companies.  We evaluate the credit quality of our customers on an ongoing basis, and we may occasionally require collateral or other security to support customer receivables.  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  At December 31, 2016 and 2015, the allowance for doubtful accounts was less than $1 million.

Materials and supplies—We record materials and supplies at their average cost less an allowance for obsolescence.  We estimate the allowance for obsolescence based on historical experience and expectations for future use of the materials and supplies.  At December 31, 2016 and 2015, the allowance for obsolescence was $153 million and $148 million, respectively.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination.  At December 31, 2016 and 2015, the aggregate carrying amount of our assets held for sale, recorded in other current assets, was $6 million and $8 million, respectively.  See Note 10—Drilling Fleet.

Property and equipment—The carrying amounts of our property and equipment, consisting primarily of offshore drilling rigs and related equipment, are based on our estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs.  These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations.  At December 31, 2016, the aggregate carrying amount of our property and equipment represented approximately 78 percent of our total assets.

We capitalize expenditures for newbuilds, renewals, replacements and improvements, including capitalized interest, if applicable, and we recognize the expense for maintenance and repair costs as incurred.  For newbuild construction projects, we also capitalize the initial preparation, mobilization and commissioning costs incurred until the drilling unit is placed into service.  Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.  We compute depreciation using the straight‑line method after allowing for salvage values.

The estimated original useful lives of our drilling units range from 20 to 35 years, our buildings and improvements range from two to 30 years and our machinery and equipment range from four to 20 years.  We reevaluate the remaining useful lives and salvage values of our rigs when certain events occur that directly impact the useful lives and salvage values of the rigs, including changes in operating condition, functional capability and market and economic factors.  When evaluating the remaining useful lives of rigs, we also consider major capital upgrades required to perform certain contracts and the long‑term impact of those upgrades on future marketability.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Long‑lived asset impairment—We review the carrying amounts of long‑lived assets, principally property and equipment, for potential impairment when events occur or circumstances change that indicate that the carrying amount of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the estimated undiscounted future net cash flows based on projected dayrates and utilization of the asset group under review.  We consider our asset groups to be ultra‑deepwater floaters, harsh environment floaters, deepwater floaters, midwater floaters and high‑specification jackups.  When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount by which the asset group’s carrying amount exceeds its estimated fair value.  We measure the fair values of our contract drilling asset groups by applying a variety of valuation methods, incorporating a combination of cost, income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds its estimated fair value less cost to sell.

In the year ended December 31, 2016, we determined that the carrying amount of the deepwater floater asset group exceeded its fair value, and we recognized a loss of $52 million ($0.14 per diluted share) associated with the impairment of these long‑lived assets.  In the year ended December 31, 2015, we determined that the carrying amount of the deepwater floater asset group and the midwater floater asset group each exceeded its fair value, and we recognized a loss of $507 million ($481 million, or $1.31 per diluted share, net of tax) and $668 million ($654 million, or $1.78 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively, including a loss of $52 million associated with construction in progress related to the asset groups.  In the year ended December 31, 2014, we determined that the carrying amount of the deepwater floater asset group exceeded its fair value, and we recognized a loss of $788 million ($693 million, or $1.91 per diluted share, net of tax) associated with the impairment of these long‑lived assets.  If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.  See Note 6—Impairments.

Goodwill impairment—Prior to the full impairment of our goodwill, we conducted impairment testing annually as of October 1 and more frequently, on an interim basis, when an event occured or circumstances changed that indicated that the fair value of our reporting unit may have declined below its carrying value.  We tested goodwill at the reporting unit level, which is defined as an operating segment or one level below an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management.  We determined that we had a single reporting unit for this purpose.

We estimate the fair value of our reporting unit using projected discounted cash flows, publicly traded company multiples and acquisition multiples.  To develop the projected cash flows associated with our reporting unit, which are based on estimated future dayrates and rig utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers.  We discount the projected cash flows using a long‑term, risk‑adjusted weighted‑average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units.  We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions.  If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any.

In the year ended December 31, 2014, as a result of interim goodwill tests, we recognized an aggregate loss of $3.0 billion,  which had no tax effect, associated with the full impairment of the carrying amount of our goodwill, of which $2.9 billion ($8.02 per diluted share) was attributable to controlling interest and $74 million was attributable to noncontrolling interest.  See Note 6—Impairments.

Pension and other postretirement benefits—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining plan benefit obligations and the fair values of plan assets.  We determine our net periodic benefit costs based on a market‑related value of assets that reduces year‑to‑year volatility by including investment gains or losses subject to amortization over a five‑year period from the year in which they occur.  Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market‑related value of assets and the actual return based on the market‑related value of assets.  If gains or losses exceed 10 percent of the greater of plan assets or plan liabilities, we amortize such gains or losses over the average expected future service period of the employee participants.

We measure our actuarially determined obligations and related costs for our defined benefit pension and other postretirement benefit plans, retiree life insurance and medical benefits, by applying assumptions, including long‑term rate of return on plan assets, discount rates, mortality rates and employee turnover rates.  Since our defined benefit plans have ceased accruing benefits, certain assumptions, including compensation increases and health care cost trend rates no longer apply.  The two most critical assumptions are the long‑term rate of return on plan assets and the discount rate.

For the long‑term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long‑term investment returns, and we weight the assumptions based on each plan’s asset allocation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

For the discount rate, we base our assumptions on a yield curve approach using Aa‑rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short‑term and long‑term compensation expectations for participants, including salary increases and performance bonus payments.

At December 31, 2016 and 2015, our pension and other postretirement benefit plan obligations represented an aggregate liability of $375 million and $414 million, respectively, and an aggregate asset of $5 million and $2 million, respectively, representing the funded status of the plans.  In the years ended December 31, 2016, 2015 and 2014, net periodic benefit costs were income of $11 million, costs of $26 million and costs of $75 million, respectively.  See Note 12—Postemployment Benefit Plans.

Contingencies—We perform assessments of our contingencies on an ongoing basis to evaluate the appropriateness of our liabilities and disclosures for such contingencies.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss.  We recognize expense for legal costs as they are incurred, and we recognize a corresponding asset for such legal costs only if we expect such legal costs to be recovered through insurance.

Reclassifications—We have made certain reclassifications to prior period amounts to conform with the current year’s presentation.  These reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Note 3—New Accounting Pronouncements

Recently adopted accounting standards

Presentation of financial statements—Effective with our annual report for the year ended December 31, 2016, we adopted the accounting standards update that requires us to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued.  The update is effective for the annual period ending after December 15, 2016 and for interim and annual periods thereafter.  Our adoption did not have an effect on the disclosures contained in our notes to consolidated financial statements.

Recently issued accounting standards

Stock compensation—Effective January 1, 2017, we will adopt the accounting standards update that allows for simplification of the accounting for share‑based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows.  The update, which permits early adoption, is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods.  Our adoption is not expected to have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Revenue from contracts with customers—Effective January 1, 2018, we will adopt the accounting standards update that requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The update, which permits early adoption, is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.  Given the interaction with the accounting standards update related to leases, we expect to adopt the updates concurrently, effective January 1, 2018, and we expect to apply the full retrospective approach to our adoption.  Our adoption, and the ultimate effect on our consolidated financial statements, will be based on an evaluation of the contract‑specific facts and circumstances, and such effect could introduce variability to the timing of our revenue recognition relative to current accounting standards  We are evaluating the requirements to determine the effect such requirements may have on our consolidated statements of financial position, operations and cash flows and on the disclosures contained in our notes to consolidated financial statements.

Leases—Effective no later than January 1, 2019, we will adopt the accounting standards update that (a) requires lessees to recognize a right to use asset and a lease liability for virtually all leases, and (b) updates previous accounting standards for lessors to align certain requirements with the updates to lessee accounting standards and the revenue recognition accounting standards.  The update, which permits early adoption, is effective for interim and annual periods beginning after December 15, 2018, including interim periods within those annual periods.  Under the updated accounting standards, we have determined that our drilling contracts contain a lease component, and our adoption, therefore, will require that we separately recognize revenues associated with the lease and services components.  Given the interaction with the accounting standards update related to revenue from contracts with customers, we expect to adopt the updates concurrently, effective January 1, 2018, and we expect to apply the modified retrospective approach to our adoption.  Our adoption, and the ultimate effect on our consolidated financial statements, will be based on an evaluation of the contract‑specific facts and circumstances, and such effect could introduce variability to the timing of our revenue recognition relative to current accounting standards.  We are evaluating the requirements to determine the effect such requirements may have on our consolidated statements of financial position, operations and cash flows and on the disclosures contained in our notes to consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Income taxes—Effective no later than January 1, 2018, we will adopt the accounting standards update that requires an entity to recognize the income tax consequences of an intra entity transfer of an asset other than inventory when the transaction occurs as opposed to deferring such recognition into future periods.  The update, which permits early adoption, is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods.  We do not expect that our adoption will have a material effect on our consolidated statements of financial position, operations or cash flows or on the disclosures contained in our notes to consolidated financial statements.

Statement of cash flows—Effective no later than January 1, 2018, we will adopt the accounting standards update that requires that amounts generally described as restricted cash or restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning and end of period total amounts presented on the statement of cash flows.  The update, which permits early adoption, is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods.  We do not expect that our adoption will have a material effect on our consolidated statements of cash flows or on the disclosures contained in our notes to consolidated financial statements.

Note 4—Correction of Errors in Previously Reported Consolidated Financial Statements

In calculating our income taxes for the year ended December 31, 2016, we identified errors in our previously issued financial statements for the interim and annual periods prior to December 31, 2016 related to the measurement of deferred taxes in relation to:  (a) the remeasurement of certain nonmonetary assets in Norway, (b) the analysis of our U.S. defined benefit pension plans and effect on other comprehensive income and (c) the assessment of realizability of our deferred tax assets and the need for valuation allowances.  We assessed the materiality of these errors in accordance with the U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), using both the rollover method and the iron curtain method, as defined in SAB 108, and concluded the errors, including other adjustments discussed below, were immaterial to prior years but, if corrected in the current year, would have been material to the current year.  Under SAB 108, such prior‑year misstatements which, if corrected in the current year would be material to the current year, must be corrected by adjusting the prior‑year financial statements.  Correcting prior‑year financial statements for such immaterial misstatements does not require previously filed reports to be amended.

In addition to the adjustments related to the deferred taxes as noted above, we recorded other adjustments related to the years ended December 31, 2015 and 2014 and the quarterly periods in the nine months ended September 30, 2016 to correct for immaterial errors related to revenues, operating and maintenance costs, depreciation expense, losses on impairment and disposal of assets, interest income and income taxes.  These other adjustments were not previously recorded in the appropriate periods, as we concluded that they were immaterial to our previously issued consolidated financial statements.

For the year ended December 31, 2015, correction of these errors increased our income from continuing operations by $71 million and net income attributable to controlling interest by $74 million.  For the year ended December 31, 2014, correction of these errors decreased our loss from continuing operations by $66 million and net loss attributable to controlling interest by $74 million.  The cumulative effect of those adjustments reduced previously reported retained earnings by $11 million.  We also corrected our financial statements for each of the interim periods in the years ended December 31, 2016 and 2015 (see Note 22—Quarterly Results).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The effects of the corrections of the errors on our consolidated statements of operations, comprehensive income (loss) and balance sheets are presented in the tables below.  The corrections of the errors had no effect on the previously reported amounts of operating, investing, and financing cash flows on our consolidated statements of cash flows.

	Years ended December 31, 2015			Years ended December 31, 2014
	Previously		As	Previously		As
	reported	Adjustments	adjusted	reported	Adjustments	adjusted
Operating revenues
Contract drilling revenues	$6,802	$—	$6,802	$8,952	$11	$8,963
Other revenues	584	—	584	222	—	222
	7,386	—	7,386	9,174	11	9,185
Costs and expenses
Operating and maintenance	2,955	—	2,955	5,110	(10)	5,100
Depreciation	963	—	963	1,139	(10)	1,129
General and administrative	193	(1)	192	234	—	234
	4,111	(1)	4,110	6,483	(20)	6,463
Loss on impairment	(1,867)	(8)	(1,875)	(4,043)	—	(4,043)
Loss on disposal of assets, net	(28)	(8)	(36)	(26)	—	(26)
Operating income (loss)	1,380	(15)	1,365	(1,378)	31	(1,347)

Other income (expense), net
Interest income	22	—	22	39	(19)	20
Interest expense, net of amounts capitalized	(432)	—	(432)	(483)	—	(483)
Gain (loss) on retirement of debt	23	—	23	(13)	—	(13)
Other, net	37	—	37	35	—	35
	(350)	—	(350)	(422)	(19)	(441)
Income (loss) from continuing operations before income tax expense	1,030	(15)	1,015	(1,800)	12	(1,788)
Income tax expense (benefit)	206	(86)	120	146	(54)	92
Income (loss) from continuing operations	824	71	895	(1,946)	66	(1,880)
Income (loss) from discontinued operations, net of tax	2	—	2	(20)	—	(20)

Net income (loss)	826	71	897	(1,966)	66	(1,900)
Net income (loss) attributable to noncontrolling interest	35	(3)	32	(53)	(8)	(61)
Net income (loss) attributable to controlling interest	$791	$74	$865	$(1,913)	$74	$(1,839)

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$2.16	$0.20	$2.36	$(5.23)	$0.21	$(5.02)
Earnings (loss) from discontinued operations	—	—	—	(0.06)	—	(0.06)
Earnings (loss) per share	$2.16	$0.20	$2.36	$(5.29)	$0.21	$(5.08)

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$2.16	$0.20	$2.36	$(5.23)	$0.21	$(5.02)
Earnings (loss) from discontinued operations	—	—	—	(0.06)	—	(0.06)
Earnings (loss) per share	$2.16	$0.20	$2.36	$(5.29)	$0.21	$(5.08)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Year ended December 31, 2015			Year ended December 31, 2014
	Previously		As	Previously		As
	reported	Adjustments	adjusted	reported	Adjustments	adjusted

Net income (loss)	$826	$71	$897	$(1,966)	$66	$(1,900)
Net income (loss) attributable to noncontrolling interest	35	(3)	32	(53)	(8)	(61)
Net income (loss) attributable to controlling interest	791	74	865	(1,913)	74	(1,839)

Components of net periodic benefit costs before reclassifications	63	—	63	(170)	—	(170)
Components of net periodic benefit costs reclassified to net income	23	—	23	17	—	17
Gain on derivative instruments reclassified to net income	—	—	—	(2)	—	(2)

Other comprehensive income (loss) before income taxes	86	—	86	(155)	—	(155)
Income taxes related to other comprehensive income	(16)	(1)	(17)	13	22	35

Other comprehensive income (loss)	70	(1)	69	(142)	22	(120)
Other comprehensive income (loss) attributable to noncontrolling interest	—	—	—	—	—	—
Other comprehensive income (loss) attributable to controlling interest	70	(1)	69	(142)	22	(120)

Total comprehensive income (loss)	896	70	966	(2,108)	88	(2,020)
Total comprehensive income (loss) attributable to noncontrolling interest	35	(3)	32	(53)	(8)	(61)
Total comprehensive income (loss) attributable to controlling interest	$861	$73	$934	$(2,055)	$96	$(1,959)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	December 31, 2015
	Previously		As
	reported	Adjustments	adjusted

Assets
Cash and cash equivalents	$2,339	$—	$2,339
Accounts receivable, net		—
Trade	1,343	—	1,343
Other	36	21	57
Materials and supplies, net	635	(8)	627
Restricted cash	340	—	340
Other current assets	92	—	92
Total current assets	4,785	13	4,798

Property and equipment	26,274	(9)	26,265
Less accumulated depreciation	(5,456)	—	(5,456)
Property and equipment, net	20,818	(9)	20,809
Deferred income taxes, net	316	95	411
Other assets	410	3	413
Total assets	$26,329	$102	$26,431

Liabilities and equity
Accounts payable	$448	$7	$455
Accrued income taxes	82	(27)	55
Debt due within one year	1,093	—	1,093
Other current liabilities	1,046	16	1,062
Total current liabilities	2,669	(4)	2,665

Long-term debt	7,397	—	7,397
Deferred income taxes, net	339	(110)	229
Other long-term liabilities	1,108	27	1,135
Total long-term liabilities	8,844	(83)	8,761

Commitments and contingencies
Redeemable noncontrolling interest	8	(3)	5

Shares	5,193	—	5,193
Additional paid-in capital	5,739	(3)	5,736
Treasury shares, at cost	(240)	—	(240)
Retained earnings	4,140	138	4,278
Accumulated other comprehensive loss	(334)	57	(277)
Total controlling interest shareholders’ equity	14,498	192	14,690
Noncontrolling interest	310	—	310
Total equity	14,808	192	15,000
Total liabilities and equity	$26,329	$102	$26,431

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 5—Variable Interest Entities

Consolidated variable interest entities—Angola Deepwater Drilling Company Limited (“ADDCL”), a consolidated Cayman Islands company, is a joint venture company formed to own and operate certain drilling units.  We determined that ADDCL met the criteria of a variable interest entity for accounting purposes because its equity at risk was insufficient to permit it to carry on its activities without additional subordinated financial support from us.  We also determined, in each case, that we were the primary beneficiary for accounting purposes since (a) we had the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we had the obligation to absorb losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entity.  As a result, we consolidate ADDCL in our consolidated financial statements, we eliminate intercompany transactions, and we present the interests that are not owned by us as noncontrolling interest on our consolidated balance sheets.  The carrying amounts associated with ADDCL, after eliminating the effect of intercompany transactions, were as follows (in millions):

	Years ended December 31,
	2016	2015
Assets	$787	$849
Liabilities	25	46
Net carrying amount	$762	$803

Transocean Drilling Services Offshore Inc. (“TDSOI”), a consolidated British Virgin Islands company, was also a variable interest entity for which we were the primary beneficiary.  In July 2016, we completed the repurchase of the noncontrolling interest in TDSOI, and as a result, TDSOI became our wholly owned subsidiary and has been excluded from the above carrying amounts.  At December 31, 2015, the net carrying amount of TDSOI, after eliminating the effect of intercompany transactions, was $295 million, including assets of $298 million and liabilities of $3 million.  See Note 14—Noncontrolling Interest.

Unconsolidated variable interest entities—We previously held notes receivable, originally issued to us in connection with the sale of two drilling units, which represented a variable interest in the issuer.  In the year ended December 31, 2014, we received aggregate cash proceeds of $98 million from the issuer and recognized a gain of $7 million, recorded in other income, associated with the prepayment of the notes and liquidation of our variable interest.

Note 6—Impairments

Assets held for sale—In the year ended December 31, 2016, we recognized an aggregate loss of $41 million ($39 million, or $0.10 per diluted share, net of tax), associated with the impairment of the deepwater floaters M.G. Hulme, Jr. and Sedco 702 and the midwater floaters GSF Rig 140,  Sedco 704,  Transocean Driller, Transocean John Shaw and Transocean Winner, along with related and other equipment, which were classified as assets held for sale at the time of impairment.

In the year ended December 31, 2015, we recognized an aggregate loss of $700 million ($585 million, or $1.60 per diluted share, net of tax) associated with the impairment of the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Deepwater Navigator, Discoverer Seven Seas, GSF Celtic Sea, Sedco 707 and Transocean Rather and the midwater floaters GSF Aleutian Key, GSF Arctic III, GSF Grand Banks, GSF Rig 135, Transocean Amirante and Transocean Legend, along with related  and other equipment, which were classified as assets held for sale at the time of impairment.

In the year ended December 31, 2014, we recognized an aggregate loss of $268 million ($221 million, or $0.60 per diluted share, net of tax) associated with the impairment of the deepwater floaters Discoverer Seven Seas, Sedco 709,  Sedco 710 and Sovereign Explorer, the midwater floaters C. Kirk Rhein, Jr.,  Falcon 100,  GSF Arctic I,  J.W. McLean,  Sedco 601,  Sedco 700,  Sedco 703 and Sedneth 701 and the high‑specification jackups GSF Magellan and GSF Monitor, along with related equipment, which were classified as assets held for sale at the time of impairment.

We measured the impairment of the drilling units and related equipment as the amount by which the carrying amount exceeded the estimated fair value less costs to sell.  We estimated the fair value of the assets using significant other observable inputs, representative of Level 2 fair value measurements, including indicative market values for the drilling units and related equipment to be sold for scrap value or, in the case of GSF Magellan and GSF Monitor, binding sale and purchase agreements for the drilling units and related equipment.    If we commit to plans to sell additional rigs for values below the respective carrying amounts, we may be required to recognize additional losses in future periods associated with the impairment of such assets.

Assets held and used—During the year ended December 31, 2016, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  Such indicators included a reduction of projected dayrates and an extension to the currently low utilization rates.  As a result of our testing, we determined that the carrying amount of our deepwater floater asset group was impaired.  In the year ended December 31, 2016, we recognized a loss of $52 million ($0.14 per diluted share) which had no tax effect, associated with the impairment of the deepwater floater asset group.

During the year ended December 31, 2015, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  Such indicators included a reduction in the number of new contract opportunities, customer

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

suspensions of drilling programs, early contract terminations and cancellations and low dayrate fixtures.  Our deepwater floater and midwater floater asset groups, in particular, experienced significant declines in projected dayrates and utilization caused by increased competition and marginalization of some of the less capable drilling units.  As a result of our testing, we determined that the carrying amounts of the deepwater floater and the midwater floater asset groups were impaired.  In the year ended December 31, 2015, we recognized losses of $507 million ($481 million, or $1.31 per diluted share, net of tax) and $668 million ($654 million, or $1.78 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group and the midwater floater asset group, respectively, including losses of $41 million and $11 million, respectively, associated with construction in progress for each asset group.

During the year ended December 31, 2014, we identified indicators that the asset groups in our contract drilling services reporting unit may not be recoverable.  Such indicators included low dayrate fixtures, partly caused by more technologically advanced drilling units competing with less capable drilling units, and projected declines in dayrates and utilization, particularly for the deepwater floater asset group.  As a result of our testing, we determined that the carrying amount of the deepwater floater asset group was impaired.  In the year ended December 31, 2014, we recognized a loss of $788 million ($693 million, or $1.91 per diluted share, net of tax) associated with the impairment of the deepwater floater asset group.

We estimated the fair value of the asset groups by applying a combination of income, market and cost approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Our estimates of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future commodity prices, projected demand for our services, rig availability and dayrates.  If we experience increasingly unfavorable changes to actual or anticipated dayrates or other impairment indicators, or if we are unable to secure new or extended contracts for our active units or the reactivation of any of our stacked units, we may be required to recognize additional losses in future periods as a result of impairments of the carrying amount of one or more of our asset groups.

Goodwill—During the year ended December 31, 2014, we noted rapid and significant declines in the market value of our stock, oil and natural gas prices and actual and projected declines in dayrates and utilization.  We identified these as indicators that the fair value of our goodwill could have fallen below its carrying amount.  As a result, we performed interim goodwill impairment tests and determined that the goodwill associated with our contract drilling services reporting unit was fully impaired.  In the year ended December 31, 2014, we recognized an aggregate loss of $3.0 billion associated with the full impairment of the carrying amount of our goodwill, which had no tax effect.  We determined that, of the $3.0 billion aggregate loss, $2.9 billion ($8.02 per diluted share) was attributable to controlling interest and $74 million was attributable to noncontrolling interest.  We estimated the implied fair value of the goodwill using a variety of valuation methods, including the income and market approaches.  Our estimate of fair value required us to use significant unobservable inputs, representative of a Level 3 fair value measurement, including assumptions related to the future performance of our contract drilling services reporting unit, such as future oil and natural gas prices, projected demand for our services, rig availability and dayrates.

Note 7—Income Taxes

Tax provision and rate—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax.  For Swiss federal income taxes, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt.  Consequently, there is not a direct relationship between our Swiss earnings before income taxes and our Swiss income tax expense.

Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income.  The relationship between our provision for or benefit from income taxes and our income or loss before income taxes can vary significantly from period to period considering, among other factors, (a) the overall level of income before income taxes, (b) changes in the blend of income that is taxed based on gross revenues rather than income before taxes, (c) rig movements between taxing jurisdictions and (d) our rig operating structures.  Generally, our annual marginal tax rate is lower than our annual effective tax rate.

The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2016	2015	2014
Current tax expense	$39	$254	$286
Deferred tax expense (benefit)	68	(134)	(194)
Income tax expense	$107	$120	$92

In the years ended December 31, 2016, 2015 and 2014, our effective tax rate was 11.5 percent, 11.9 percent and (5.0) percent, respectively, based on income from continuing operations before income tax expense.

The following is a reconciliation of the differences between the income tax expense for our continuing operations computed at the Swiss holding company federal statutory rate and our reported provision for income taxes (in millions, except statutory tax rate):

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Years ended December 31,
	2016	2015	2014
Income tax expense, calculated at the Swiss federal statutory rate of 7.83 percent	$72	$80	$(141)
Taxes on earnings subject to rates different than the Swiss federal statutory rate	34	36	91
Taxes on impairment losses subject to rates different than the Swiss federal statutory rate	5	(8)	174
Taxes on revaluation of Norwegian assets	18	14	5
Taxes on litigation matters subject to rates different than the Swiss federal statutory rate	(1)	(9)	5
Changes in unrecognized tax benefits, net	(31)	12	(112)
Change in valuation allowance	32	10	93
Benefit from foreign tax credits	(16)	(10)	(23)
Other, net	(6)	(5)	—
Income tax expense	$107	$120	$92

Deferred taxes—The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2016	2015
Deferred tax assets
Net operating loss carryforwards	$383	$365
Tax credit carryforwards	33	23
Accrued payroll expenses not currently deductible	110	128
Deferred income	122	138
Loss contingencies	68	72
Professional fees	3	2
United Kingdom charter limitation	33	69
Other	37	36
Valuation allowance	(412)	(380)
Total deferred tax assets	377	453

Deferred tax liabilities
Depreciation and amortization	(239)	(251)
Other	(18)	(20)
Total deferred tax liabilities	(257)	(271)

Net deferred tax assets	$120	$182

At December 31, 2016 and 2015, our deferred tax assets included U.S. foreign tax credit carryforwards of $33 million and $23 million, respectively, which will expire between 2017 and 2026.  The deferred tax assets related to our net operating losses were generated in various worldwide tax jurisdictions.  At December 31, 2016, the net operating losses carryforwards, which were generated in various jurisdictions worldwide, included $200 million that do not expire and $183 million that will expire beginning 2018 and 2036.  At December 31, 2015, the net operating losses carryforwards, which were generated in various jurisdictions worldwide, included $170 million that do not expire and $195 million that will expire beginning 2018 and 2035.  At December 31, 2016 and 2015, due to uncertainty of realization, we have recorded a valuation allowance of $412 million and $380 million, respectively, on net operating losses and other deferred tax assets.

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not permanently reinvested or that will not be permanently reinvested in the future.  We consider the earnings of certain of our subsidiaries to be indefinitely reinvested, and accordingly, we have not provided for taxes on these unremitted earnings.  If we were to make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  If our expectations were to change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  At December 31, 2016, the amount of indefinitely reinvested earnings was approximately $2.5 billion.  If all of these indefinitely reinvested earnings were distributed, we would be subject to estimated taxes of $200 million to $250 million.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Unrecognized tax benefits—The changes to our liabilities related to unrecognized tax benefits, excluding interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	Years ended December 31,
	2016	2015	2014
Balance, beginning of period	$287	$272	$331
Additions for current year tax positions	42	36	27
Additions for prior year tax positions	13	17	3
Reductions for prior year tax positions	(34)	(27)	(19)
Settlements	(19)	(5)	(47)
Reductions related to statute of limitation expirations	(15)	(6)	(23)
Balance, end of period	$274	$287	$272

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2016	2015
Unrecognized tax benefits, excluding interest and penalties	$274	$287
Interest and penalties	96	118
Unrecognized tax benefits, including interest and penalties	$370	$405

In the years ended December 31, 2016, 2015 and 2014, we recognized income of $23 million, $1 million and $57 million, respectively, recorded as a component of income tax expense, related to previously recognized interest and penalties associated with our unrecognized tax benefits.  As of December 31, 2016, if recognized, $370 million of our unrecognized tax benefits, including interest and penalties, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2017, primarily due to the progression of open audits and the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world.  With few exceptions, we are no longer subject to examinations of our U.S. and non‑U.S. tax matters for years prior to 2010.  Our tax returns in the major jurisdictions in which we operate, other than the U.S., Norway and Brazil, which are mentioned below, are generally subject to examination for periods ranging from three to six years.  We have agreed to extensions beyond the statute of limitations in two major jurisdictions for up to 20 years.  Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments.  We are defending our tax positions in those jurisdictions.  While we cannot predict or provide assurance as to the timing or the outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated statement of cash flows.

Norway tax investigations and trial—Norwegian civil tax authorities are challenging certain transactions undertaken by our subsidiaries in 1999, 2001 and 2002.  At December 31, 2016, the remaining outstanding civil tax assessment was for NOK 412 million, equivalent to approximately $48 million, plus interest, related to a 2001 dividend payment.  On June 26, 2014, the Norwegian district court in Oslo ruled that our subsidiary was liable for the civil tax assessment but waived all penalties and penalty interest.  On September 12, 2014, we and the tax authorities each appealed the ruling.  On June 27, 2016, the tax authorities withdrew their appeal of penalties and dropped all penalty claims.  We intend to take all other appropriate action to continue to support our position that our Norwegian tax returns are materially correct as filed.  Although we are unable to predict the outcome of this matter, we do not expect the effect, if any, to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  See Note 23—Subsequent Events.

Brazil tax investigations—Certain of our Brazilian income tax returns for the years 2000 through 2004 are currently under examination.  In December 2005, the Brazilian tax authorities issued an aggregate tax assessment of BRL 818 million, equivalent to approximately $251 million, including penalties and interest.  On January 25, 2008, we filed a protest letter with the Brazilian tax authorities, and we are currently engaged in the appeals process.  On May 19, 2014, with respect to our Brazilian income tax returns for the years 2009 and 2010, the Brazilian tax authorities issued an aggregate tax assessment of BRL 139 million, equivalent to approximately $43 million, including penalties and interest.  On June 18, 2014, we filed a protest letter with the Brazilian tax authorities.  We believe our returns are materially correct as filed, and we are vigorously contesting these assessments.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Other tax matters—We conduct operations through our various subsidiaries in a number of countries throughout the world.  Each country has its own tax regimes with varying nominal rates, deductions, employee contribution requirements and tax attributes.  From time to time, we may identify changes to previously evaluated tax positions that could result in adjustments to our recorded assets and liabilities.  Although we are unable to predict the outcome of these changes, we do not expect the effect, if any, resulting from these adjustments to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Note 8—Discontinued Operations

Standard jackup and swamp barge contract drilling services—In September 2012, in connection with our efforts to dispose of non‑strategic assets and to reduce our exposure to low‑specification drilling units, we committed to a plan to discontinue operations associated with the standard jackup and swamp barge asset groups, components of our contract drilling services operating segment.  In November 2012, we completed the sale of 38 drilling units, and we agreed to operate the standard jackups on behalf of the buyer for a period of time that extended to January 2015.  In the year ended December 31, 2014, we recognized operating revenues of $166 million, operating costs and related losses of $160 million, resulting in a loss of $8 million ($0.02 per diluted share), net of tax expense of $14 million, associated with our discontinued drilling services operations.

Drilling management services—In February 2014, in connection with our efforts to discontinue non‑strategic operations, we completed the sale of a subsidiary that performed drilling management services in the North Sea.  In the year ended December 31, 2014, we received net cash proceeds of $10 million and recognized a net loss of $12 million ($0.03 per diluted share), which had no tax effect, associated with the sale of the drilling management services business.  We agreed to provide a $15 million working capital line of credit to the buyer through March 2016.  In May 2015, the buyer made a cash payment of $15 million to repay the borrowings and terminated the line of credit.

Note 9—Earnings (Loss) Per Share

The numerator and denominator used for the computation of basic and diluted per share earnings from continuing operations were as follows (in millions, except per share data):

	Years ended December 31,
	2016		2015		2014
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings (loss) per share
Income (loss) from continuing operations attributable to controlling interest	$778	$778	$865	$865	$(1,839)	$(1,839)
Undistributed earnings allocable to participating securities	(14)	(14)	(8)	(8)	—	—
Income (loss) from continuing operations available to shareholders	$764	$764	$857	$857	$(1,839)	$(1,839)

Denominator for earnings (loss) per share
Weighted-average shares outstanding	367	367	363	363	362	362
Effect of stock options and other share-based awards	—	—	—	—	—	—
Weighted-average shares for per share calculation	367	367	363	363	362	362

Per share earnings (loss) from continuing operations	$2.08	$2.08	$2.36	$2.36	$(5.02)	$(5.02)

In the years ended December 31, 2016, 2015 and 2014, we excluded from the calculation 2.5 million, 3.3 million and 2.5 million share‑based awards, respectively, since the effect would have been anti‑dilutive.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 10—Drilling Fleet

Construction work in progress—For each of the three years in the period ended December 31, 2016, the changes in our construction work in progress, including capital expenditures and other capital additions, were as follows (in millions):

	Years ended December 31,
	2016	2015	2014
Construction work in progress, at beginning of period	$3,735	$2,447	$2,708

Capital expenditures
Newbuild construction program	1,206	1,622	1,436
Other equipment and construction projects	138	379	729
Total capital expenditures	1,344	2,001	2,165
Changes in accrued capital additions	(86)	(11)	(45)
Impairment of construction work in progress	—	(52)	—

Property and equipment placed into service
Newbuild construction program	(2,557)	—	(1,522)
Other property and equipment	(265)	(650)	(859)
Construction work in progress, at end of period	$2,171	$3,735	$2,447

Dispositions—During the year ended December 31, 2016, in connection with our efforts to dispose of non‑strategic assets, we completed the sale of the deepwater floaters Deepwater Navigator, M.G. Hulme, Jr. and Sedco 702 and the midwater floaters Falcon 100, GSF Grand Banks, GSF Rig 135, Sedco 704, Sedneth 701,  Transocean Driller,  Transocean John Shaw and Transocean Winner, along with related equipment.  In the year ended December 31, 2016, we received aggregate net cash proceeds of $22 million and recognized an aggregate net gain of $13 million ($0.04 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2016, we received cash proceeds of $8 million and recognized an aggregate net loss of $9 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2015, we completed the sale of the ultra‑deepwater floaters Deepwater Expedition and GSF Explorer, the deepwater floaters Discoverer Seven Seas,  GSF Celtic Sea, Sedco 707,  Sedco 710, Sovereign Explorer and Transocean Rather and the midwater floaters C. Kirk Rhein, Jr.,  GSF Aleutian Key, GSF Arctic I,  GSF Arctic III,  J.W. McLean, Sedco 601, Sedco 700, Transocean Amirante and Transocean Legend, along with related equipment.  In the year ended December 31, 2015, we received aggregate net cash proceeds of $35 million and recognized an aggregate net gain of $14 million ($11 million or $0.02 per diluted share, net of tax) associated with the disposal of these assets.  In the year ended December 31, 2015, we received cash proceeds of $16 million and recognized an aggregate net loss of $50 million associated with the disposal of assets unrelated to rig sales.

During the year ended December 31, 2014, we completed the sale of the deepwater floater Sedco 709, the midwater floater Sedco 703 and the high‑specification jackups GSF Magellan and GSF Monitor, along with related equipment.  In the year ended December 31, 2014, we received aggregate net cash proceeds of $185 million and recognized an aggregate net loss of $1 million associated with the disposal of these assets.  In the year ended December 31, 2014, we received cash proceeds of $30 million and recognized an aggregate net loss of $25 million associated with the disposal of assets unrelated to rig sales.

At December 31, 2016, the aggregate carrying amount of our assets held for sale was $6 million, including the midwater floater GSF Rig 140, along with related equipment, and certain corporate assets.  At December 31, 2015, the aggregate carrying amount of our assets held for sale was $8 million, including the deepwater floater Deepwater Navigator and the midwater floaters Falcon 100, GSF Grand Banks, GSF Rig 135 and Sedneth 701, along with related equipment, and certain corporate assets.

See Note 6—Impairments.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 11—Debt

Overview

Outstanding debt—The aggregate principal amounts and aggregate carrying amounts, net of debt‑related balances, including unamortized discounts, premiums, issue costs and fair value adjustments, of our debt were as follows (in millions):

	Principal amount		Carrying amount
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
5.05% Senior Notes due December 2016 (a)	$—	$975	$—	$973
2.50% Senior Notes due October 2017 (a)	485	570	484	568
Eksportfinans Loans due January 2018	123	217	123	216
6.00% Senior Notes due March 2018 (a)	754	789	757	789
7.375% Senior Notes due April 2018 (a)	211	237	211	236
6.50% Senior Notes due November 2020 (a)	508	900	513	911
6.375% Senior Notes due December 2021 (a)	552	1,150	549	1,143
3.80% Senior Notes due October 2022 (a)	539	734	534	726
9.00% Senior Notes due July 2023	1,250	—	1,211	—
7.75% Senior Secured Notes due October 2024	600	—	583	—
6.25% Senior Secured Notes due December 2024	625	—	609	—
7.45% Notes due April 2027 (a)	88	96	86	94
8.00% Debentures due April 2027 (a)	57	57	57	57
7.00% Notes due June 2028	300	300	308	309
Capital lease contract due August 2029	566	591	566	591
7.50% Notes due April 2031 (a)	588	593	585	589
6.80% Senior Notes due March 2038 (a)	1,000	1,000	991	991
7.35% Senior Notes due December 2041 (a)	300	300	297	297
Total debt	8,546	8,509	8,464	8,490
Less debt due within one year
5.05% Senior Notes due December 2016 (a)	—	975	—	973
2.50% Senior Notes due October 2017 (a)	485	—	484	—
Eksportfinans Loans due January 2018	98	96	98	97
7.75% Senior Secured Notes due October 2024	60	—	57	—
6.25% Senior Secured Notes due December 2024	63	—	60	—
Capital lease contract due August 2029	25	23	25	23
Total debt due within one year	731	1,094	724	1,093
Total long-term debt	$7,815	$7,415	$7,740	$7,397

(a)

Transocean Inc., a 100 percent owned subsidiary of Transocean Ltd., is the issuer of the notes and debentures.  Transocean Ltd. has provided a full and unconditional guarantee of the notes and debentures and borrowings under an unsescured five‑year revolving credit facility (see “Five‑Year Revolving Credit Facility”).  Transocean Ltd. has no independent assets or operations, and following the completion of certain restructuring transactions during the year ended December 31, 2016, its other subsidiaries not owned indirectly through Transocean Inc. were minor.  Transocean Inc. has no independent assets and operations, other than those related to its investments in non‑guarantor operating companies and balances primarily pertaining to its cash and cash equivalents and debt.  Except as discussed under “Indentures” and “Debt issuances—7.75% Senior Secured Notes and 6.25% Senior Secured Notes,”  Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries by dividends, loans or return of capital distributions.

Scheduled maturities—At December 31, 2016, the scheduled maturities of our debt were as follows (in millions):

Total
Years ending December 31,
2017	$731
2018	1,142
2019	155
2020	665
2021	712
Thereafter	5,141
Total debt, excluding debt-related balances	8,546
Total debt-related balances, net	(82)
Total debt	$8,464

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Indentures—The indentures that govern our debt contain covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, to engage in certain sale and lease back transactions covering any of our drilling units, to allow our subsidiaries to incur certain additional debt, or to engage in certain merger, consolidation or reorganization transactions or to enter into a scheme of arrangement qualifying as an amalgamation.  Additionally, the indentures that govern the 7.75% Senior Secured Notes due October 2024 (the “7.75% Senior Secured Notes”) and the 6.25% Senior Secured Notes due December 2024 (the “6.25% Senior Secured Notes” and, together with the 7.75% Senior Secured Notes, the “Senior Secured Notes”) contain covenants that limit the ability of our subsidiaries that own or operate the collateral rigs to declare or pay dividends and impose a maximum collateral rig leverage ratio (“Maximum Collateral Ratio”), represented by each rig’s earnings relative to the debt balance, that changes over the terms of the notes.  At December 31, 2016, the Maximum Collateral Ratio under both indentures was 5.75 to 1.00.

Interest rate adjustments—The interest rates for certain of our notes are subject to adjustment from time to time upon a change to our credit rating of our non‑credit enhanced senior unsecured long‑term debt (“Debt Rating”).  Effective April 15, 2016, as a result of a reduction of our Debt Rating, the interest rates on the 2.50% Senior Notes due October 2017 (the “2.50% Senior Notes”) and the 3.80% Senior Notes due October 2022 (the “3.80% Senior Notes”) increased to 3.75 percent and 5.05 percent, respectively.  Effective June 15, 2016, as a result of a further reduction of our Debt Rating, the interest rates on the 5.05% Senior Notes due December 2016 (the “5.05% Senior Notes”), the 6.375% Senior Notes due December 2021 (the “6.375% Senior Notes”) and the 7.35% Senior Notes due December 2041 increased to 6.80 percent, 8.125 percent and 9.10 percent, respectively.  Effective October 15, 2016, as a result of a further reduction of our Debt Rating, the interest rates on the 2.50% Senior Notes and the 3.80% Senior Notes increased to 4.25 percent and 5.55 percent, respectively.

Five‑Year Revolving Credit Facility—In June 2014, we entered into an amended and restated bank credit agreement, which established a $3.0 billion unsecured five‑year revolving credit facility, that is scheduled to expire on June 28, 2019 (the “Five‑Year Revolving Credit Facility”).  Among other things, the Five‑Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five‑Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0.  Borrowings under the Five‑Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default, borrowings are guaranteed by Transocean Ltd. and may be prepaid in whole or in part without premium or penalty.

We may borrow under the Five‑Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five‑Year Revolving Credit Facility Margin”), which ranges from 1.125 percent to 2.0 percent based on the Debt Rating, or (2) the base rate specified in the credit agreement plus the Five‑Year Revolving Credit Facility Margin, less one percent per annum.  Throughout the term of the Five‑Year Revolving Credit Facility, we pay a facility fee on the daily unused amount of the underlying commitment which ranges from 0.15 percent to 0.35 percent based on our Debt Rating.  Effective May 17, 2016, as a result of a reduction of our Debt Rating, the Five‑Year Revolving Credit Facility Margin increased to 2.0 percent from 1.75 percent and the facility fee increased to 0.35 percent from 0.275 percent.  At December 31, 2016, based on our Debt Rating on that date, the Five‑Year Revolving Credit Facility Margin was 2.0 percent and the facility fee was 0.35 percent.  At December 31, 2016, we had no borrowings outstanding or letters of credit issued, and we had $3.0 billion of available borrowing capacity under the Five‑Year Revolving Credit Facility.

Debt issuances

9.00% Senior Notes—On July 21, 2016, we completed an offering of an aggregate principal amount of $1.25 billion of 9.00% senior unsecured notes due July 15, 2023 (the “9.00% Senior Notes”), and we received aggregate cash proceeds of $1.21 billion, net of initial discount and costs payable by us.  We used the majority of the net proceeds from the debt offering to complete a tender offer (see “Tender offer”).  The 9.00% Senior Notes are fully and unconditionally guaranteed by Transocean Ltd. and certain wholly owned subsidiaries of Transocean Inc.  Such notes rank equal in right of payment to all of our existing and future unsecured unsubordinated obligations and rank structurally senior to the extent of the value of the assets of the subsidiaries guaranteeing the notes.  We will pay interest on the 9.00% Senior Notes semiannually on January 15 and July 15 of each year, beginning on January 15, 2017.  We may redeem all or a portion of the 9.00% Senior Notes at any time prior to July 15, 2020 at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision, and on or after July 15, 2020, at specified redemption prices.  The indenture that governs the 9.00% Senior Notes contains covenants that, among other things, limit our ability to incur certain liens on our drilling units without equally and ratably securing the notes, engage in certain sale and lease‑back transactions covering any of our drilling units, allow our subsidiaries to incur certain additional debt, and consolidate, merge or enter into a scheme of arrangement qualifying as an amalgamation.

7.75% Senior Secured Notes and 6.25% Senior Secured Notes—On October 19, 2016, we completed an offering of an aggregate principal amount of $600 million of 7.75% Senior Secured Notes, and we received aggregate cash proceeds of $583 million, net of initial discount and costs payable by us.  On December 8, 2016, we completed an offering of an aggregate principal amount of $625 million of 6.25% Senior Secured Notes, and we received aggregate cash proceeds of $609 million, net of initial discount and costs payable by us.  Additionally, we were required to make total cash deposits of approximately $103 million into restricted cash accounts, including $61 million for principal and $42 million for interest, held by the trustee for the Senior Secured Notes and recorded in current assets.  We will pay interest on the 7.75% Senior Secured Notes semiannually on April 15 and October 15 of each year, beginning April 15, 2017, and we will pay interest on the 6.25% Senior Secured Notes semiannually on June 1 and December 1 of each year beginning on June 1, 2017.  Additionally, on each interest payment date, we will be required to redeem, on a pro rata basis, an aggregate

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

principal amount of $30 million and $31 million of the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes, respectively, at a price equal to 100 percent of the principal amount.  We may redeem all or a portion of the 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes at any time on or prior to October 15, 2020 and December 1, 2020, respectively, at a price equal to 100 percent of the aggregate principal amount plus a make‑whole provision.  We will be required to redeem the notes at a price equal to 100 percent of the aggregate principal amount, without a make‑whole provision, upon the occurrence of certain events related to the collateral rig and the related drilling contract.

The 7.75% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Thalassa and the equity of the wholly owned subsidiary that owns the collateral rig.  The 6.25% Senior Secured Notes are secured by the assets and earnings associated with the ultra‑deepwater floater Deepwater Proteus and the equity of the subsidiary that owns the collateral rig.  The 7.75% Senior Secured Notes and the 6.25% Senior Secured Notes are also fully and unconditionally guaranteed by Transocean Ltd., Transocean Inc. and, in each case, the wholly owned subsidiary that owns the collateral rig.  At December 31, 2016, the aggregate carrying amount of Deepwater Thalassa and Deepwater Proteus was $1.7 billion.

Debt retirement

Scheduled maturity—On the scheduled maturity date of December 15, 2016, we made a cash payment of $938 million to repay the outstanding 5.05% Senior Notes, at a price equal to 100 percent of the aggregate principal amount.

Tender offer—On August 1, 2016, we completed a tender offer (the “Tender Offer”) to purchase for cash up to $1.0 billion aggregate principal amount of our 6.50% Senior Notes due November 2020, 6.375% Senior Notes and 3.80% Senior Notes (collectively, the “Tendered Notes”), subject to the terms and conditions specified in the related offer to purchase.  In connection with the Tender Offer, we received valid tenders from holders of an aggregate principal amount of the Tendered Notes as follows (in millions):

Year ended
December 31,
2016

6.50% Senior Notes due November 2020	$348
6.375% Senior Notes due December 2021	476
3.80% Senior Notes due October 2022	157
Aggregate principal amount retired	$981

Aggregate cash payment	$876
Aggregate net gain	104

Repurchases and redemptions—During the years ended December 31, 2016, 2015 and 2014, we repurchased in the open market or redeemed debt securities with aggregate principal amounts as follows (in millions):

	Years ended December 31,
	2016	2015	2014

4.95% Senior Notes due November 2015	$—	$893	$207
5.05% Senior Notes due December 2016	36	25	—
2.50% Senior Notes due October 2017	85	180	—
6.00% Senior Notes due March 2018	35	211	—
7.375% Senior Notes due April 2018	26	10	—
6.50% Senior Notes due November 2020	44	—	—
6.375% Senior Notes due December 2021	122	50	—
3.80% Senior Notes due October 2022	38	16	—
7.45% Notes due April 2027	8	4	—
7.50% Notes due April 2031	5	7	—
Aggregate principal amount retired	$399	$1,396	$207

Aggregate cash payment	$354	$1,372	$216
Aggregate net gain (loss)	44	23	(9)

Other repayments—During the year ended December 31, 2014, we also made a cash payment of $163 million to repay borrowings outstanding under a credit facility, established by one of our subsidiaries, and we terminated this credit facility and an undrawn secured credit facility.  In the year ended December 31, 2014, we recognized an aggregate net loss of $4 million associated with the termination of the credit facilities.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 12—Postemployment Benefit Plans

Defined benefit pension plans and other postretirement employee benefit plans

Overview—Benefits under all of our U.S. defined benefit pension plans have ceased accruing.  We maintain the respective pension obligations under such plans until they have been fully satisfied.  As of December 31, 2016, we maintained three funded and three unfunded defined benefit plans in the U.S. (the “U.S. Plans”).  During the year ended December 31, 2016, we permitted certain participants of one of our funded U.S. Plans to make a one‑time election to receive a payment of retirement benefits in the form of either (a) a lump sum distribution or (b) an annuity starting October 1, 2016.

As of December 31, 2016, we maintained one defined benefit plan in the U.K. (the “U.K. Plan”), under which we and the plan trustees mutually agreed to cease accruing benefits, effective March 31, 2016.  As of December 31, 2016, we also maintained two funded and two unfunded defined benefit plans, primarily group pension schemes with life insurance companies, which cover certain eligible Norway employees and former employees (the “Norway Plans”).  During the year ended December 31, 2016, we satisfied our obligations under four funded defined benefit plans in Norway and the unfunded defined benefit plans in Nigeria.  During the year ended December 31, 2015, we satisfied our obligations under the unfunded defined benefit plans in Egypt and Indonesia.  We refer to the U.K. Plan, the Norway Plans and the plans in Nigeria, Egypt and Indonesia, collectively, as the “Non‑U.S. Plans.”

We refer to the U.S. Plans and the Non‑U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we maintain certain unfunded other postretirement employee benefit plans (collectively, the “OPEB Plans”), under which benefits to eligible participants diminish during a phase‑out period ending December 31, 2025.

Assumptions—We estimated our benefit obligations using the following weighted‑average assumptions:

	December 31, 2016			December 31, 2015
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	4.26%	2.69%	3.08%	4.55%	3.59%	3.13%
Compensation trend rate	na	2.25%	na	3.82%	3.77%	na

We estimated our net periodic benefit costs using the following weighted‑average assumptions:

	Year ended December 31, 2016			Year ended December 31, 2015			Year ended December 31, 2014
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	OPEB Plans
Discount rate	4.56%	3.69%	3.13%	4.16%	3.26%	3.86%	5.04%	4.41%	4.54%
Expected rate of return	6.82%	5.85%	na	7.79%	5.93%	na	7.18%	6.07%	na
Compensation trend rate	0.22%	4.01%	na	0.21%	3.83%	na	4.13%	4.25%	na
Health care cost trend rate
-initial	na	na	na	na	na	7.81%	na	na	7.81%
-ultimate	na	na	na	na	na	5.00%	na	na	5.00%
-ultimate year	na	na	na	na	na	2023	na	na	2020

“na” means not applicable.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2016			Year ended December 31, 2015			Year ended December 31, 2014
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Net periodic benefit costs
Service cost	$3	$10	$13	$5	$26	$31	$39	$29	$68
Interest cost	69	17	86	65	19	84	64	27	91
Expected return on plan assets	(80)	(25)	(105)	(87)	(28)	(115)	(75)	(28)	(103)
Settlements and curtailments	—	(5)	(5)	3	2	5	(7)	3	(4)
Actuarial (gain) loss, net	5	(1)	4	11	11	22	17	5	22
Prior service cost, net	—	—	—	—	—	—	(1)	—	(1)
Net periodic benefit costs	$(3)	$(4)	$(7)	$(3)	$30	$27	$37	$36	$73

In September and December 2014, we recognized settlement and curtailment charges for two of our unfunded Non‑U.S. Plans in Nigeria and Egypt associated with certain employee terminations.

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TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

In the years ended December 31, 2016, 2015 and 2014, for the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, recognized net actuarial losses, prior service cost amortization, curtailments and special termination benefits, were income of $4 million, income of $1 million and costs of $2 million, respectively.

The following table presents the amounts in accumulated other comprehensive income (loss), before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2016				December 31, 2015
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial gain (loss), net	$(316)	$(94)	$(3)	$(413)	$(281)	$(119)	$(6)	$(406)
Prior service cost, net	—	—	26	26	—	—	31	31
Total	$(316)	$(94)	$23	$(387)	$(281)	$(119)	$25	$(375)

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2017 (in millions):

	Year ending December 31, 2017
	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Actuarial loss, net	$5	$1	$—	$6
Prior service cost, net	—	—	(3)	(3)
Total amount expected to be recognized	$5	$1	$(3)	$3

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2016				Year ended December 31, 2015
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$1,523	$502	$24	$2,049	$1,592	$629	$59	$2,280
Actuarial (gains) losses, net	52	36	(3)	85	(71)	(83)	—	(154)
Service cost	3	10	—	13	5	26	1	32
Interest cost	69	17	1	87	65	19	2	86
Plan amendments	—	—	—	—	—	—	(33)	(33)
Currency exchange rate changes	—	(77)	—	(77)	—	(48)	—	(48)
Participant contributions	—	—	1	1	—	1	3	4
Benefits paid	(90)	(46)	(4)	(140)	(65)	(44)	(8)	(117)
Settlements and curtailments	—	(44)	—	(44)	(3)	2	—	(1)
Projected benefit obligation, end of period	1,557	398	19	1,974	1,523	502	24	2,049

Change in plan assets
Fair value of plan assets, beginning of period	1,198	439	—	1,637	1,271	488	—	1,759
Actual return on plan assets	93	84	—	177	(21)	12	—	(9)
Currency exchange rate changes	—	(80)	—	(80)	—	(39)	—	(39)
Employer contributions	3	43	3	49	13	21	5	39
Participant contributions	—	—	1	1	—	1	3	4
Benefits paid	(90)	(46)	(4)	(140)	(65)	(44)	(8)	(117)
Settlements	—	(40)	—	(40)	—	—	—	—
Fair value of plan assets, end of period	1,204	400	—	1,604	1,198	439	—	1,637

Funded status, end of period	$(353)	$2	$(19)	$(370)	$(325)	$(63)	$(24)	$(412)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$5	$—	$5	$—	$2	$—	$2
Pension liability, current	(2)	—	(3)	(5)	(3)	(3)	(3)	(9)
Pension liability, non-current	(351)	(3)	(16)	(370)	(322)	(62)	(21)	(405)
Accumulated other comprehensive income (loss) (a)	(316)	(94)	23	(387)	(281)	(119)	25	(375)

(a)	Amounts are before income tax effect.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2016				December 31, 2015
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,557	$5	$19	$1,581	$1,523	$502	$24	$2,049
Fair value of plan assets	1,204	2	—	1,206	1,198	439	—	1,637

At December 31, 2016 and 2015, the accumulated benefit obligation for all defined benefit pension plans was $2.0 billion.  The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2016				December 31, 2015
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$1,557	$4	$19	$1,580	$1,523	$374	$24	$1,921
Fair value of plan assets	1,204	—	—	1,204	1,198	352	—	1,550

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives.  In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration.  For the U.K. Plan, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives.  Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations.  For the Norway Plans, we establish minimum rates of return under the terms of investment contracts with insurance companies.

As of December 31, 2016 and 2015, the weighted‑average target and actual allocations of the investments for our funded Transocean Plans were as follows:

	December 31, 2016				December 31, 2015
	Target allocation		Actual allocation		Target allocation		Actual allocation
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	50%	45%	53%	45%	50%	56%	47%	49%
Fixed income securities	50%	45%	47%	44%	50%	16%	52%	26%
Other investments	—	10%	—	11%	—	28%	1%	25%
Total	100%	100%	100%	100%	100%	100%	100%	100%

As of December 31, 2016, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2016
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$516	$—	$516	$2	$—	$2	$518	$—	$518
Non-U.S. equity funds	113	—	113	4	181	185	117	181	298
Bond funds	567	—	567	—	178	178	567	178	745
Total mutual funds	1,196	—	1,196	6	359	365	1,202	359	1,561

Other investments
Cash and money market funds	2	2	4	—	—	—	2	2	4
Property collective trusts	—	—	—	—	17	17	—	17	17
Investment contracts	—	—	—	—	22	22	—	22	22
Total other investments	2	2	4	—	39	39	2	41	43

Total investments	$1,198	$2	$1,200	$6	$398	$404	$1,204	$400	$1,604

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

As of December 31, 2015, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2015
	Significant observable inputs			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Mutual funds
U.S. equity funds	$459	$—	$459	$—	$36	$36	$459	$36	$495
Non-U.S. equity funds	104	2	106	3	179	182	107	181	288
Bond funds	626	—	626	—	115	115	626	115	741
Total mutual funds	1,189	2	1,191	3	330	333	1,192	332	1,524

Other investments
Cash and money market funds	6	—	6	—	—	—	6	—	6
Property collective trusts	—	—	—	—	20	20	—	20	20
Investment contracts	—	—	—	—	87	87	—	87	87
Total other investments	6	—	6	—	107	107	6	107	113

Total investments	$1,195	$2	$1,197	$3	$437	$440	$1,198	$439	$1,637

The U.S. Plans and the U.K. Plan invest primarily in passively managed funds that reference market indices.  The funded Norway Plans are subject to contractual terms under selected insurance programs.  Each plan’s investment managers have discretion to select the securities held within each asset category.  Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Funding contributions—In the years ended December 31, 2016, 2015 and 2014, we made an aggregate contribution of $49 million, $39 million and $101 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations.  In the year ending December 31, 2017, we expect to contribute $11 million to the Transocean Plans, and we expect to fund benefit payments of approximately $3 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2017	$64	$7	$3	$74
2018	68	6	3	77
2019	71	8	3	82
2020	74	8	2	84
2021	78	9	2	89
2022 - 2026	417	59	7	483

Defined contribution plans

At December 31, 2016, we sponsored four defined contribution plans, including (1) a qualified savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”), (2) a non‑qualified supplemental plan covering certain eligible employees working in the U.S. (the “U.S. Savings Restoration Plan”), (3) a qualified savings plan covering certain eligible U.K. employees (the “U.K. Savings Plan”) and (4) a non‑qualified savings plan covering certain employees working outside the U.S. and U.K. (the “Non‑U.S. Savings Plan”).  In the years ended December 31, 2016, 2015 and 2014, we recognized expense of $51 million, $89 million and $84 million, respectively, related to our defined contribution plans.

The U.S. Savings Plan, effective January 1, 2015, provides eligible employees with matching contributions up to 10.0 percent of each participant’s base salary and annual bonus based on the participant’s contribution to the plan.  In the year ended December 31, 2014, the U.S. Savings Plan provided eligible employees with matching contributions up to 6.0 percent of each participant’s base salary based on the participant’s contribution to the plan.  The U.S. Savings Restoration Plan, effective January 1, 2015, provides eligible employees with benefits in excess of those allowed under the U.S. Savings Plan.

The U.K. Savings Plan provides eligible employees with matching contributions between 4.5 percent and 9.5 percent based on the participant’s contribution to the plan.  The Non‑U.S. Savings Plan, provides eligible employees with (a) matching contributions up to 6.0 percent of each participant’s base salary based on the participant’s contribution to the plan and (b) contributions between 4.5 percent and 6.5 percent of each participant’s base salary and annual bonus based on the participant’s years of eligible service.  In the year ended December 31, 2016, we amended the Non‑U.S. Savings Plan, effective January 1, 2017, to provide eligible employees with matching

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

contributions up to 12 percent of each participant’s base salary and annual bonus based on the participant’s contribution and eliminate the portion of the contribution that was based on years of service.

Note 13—Commitments and Contingencies

Lease obligations

We have operating lease obligations expiring at various dates, principally for real estate, office space and office equipment.  In the years ended December 31, 2016, 2015 and 2014, our rental expense for all operating leases, including operating leases with terms of less than one year, was approximately $45 million, $72 million and $95 million, respectively.

We also have a capital lease obligation, which is due to expire in August 2029.  The capital lease contract has an implicit interest rate of 7.8 percent and requires scheduled monthly payments of $6 million through August 2029, after which we will have the right and obligation to acquire the drillship from the lessor for one dollar.  In the years ended December 31, 2016, 2015 and 2014, depreciation expense associated with Petrobras 10000, the asset held under capital lease, was $23 million, $23 million and $21 million, respectively.  At December 31, 2016 and 2015, the aggregate carrying amount of this asset held under capital lease was as follows (in millions):

	December 31,
	2016	2015
Property and equipment, cost	$776	$774
Accumulated depreciation	(149)	(125)
Property and equipment, net	$627	$649

At December 31, 2016, the aggregate future minimum rental payments related to our non-cancellable operating leases and the capital lease were as follows (in millions):

	Capital	Operating
	lease	leases
Years ending December 31,
2017	$66	$10
2018	72	11
2019	72	10
2020	72	9
2021	71	9
Thereafter	550	42
Total future minimum rental payment	903	$91
Less amount representing imputed interest	(337)
Present value of future minimum rental payments under capital leases	566
Less current portion included in debt due within one year	(25)
Long-term capital lease obligation	$541

Purchase and service agreement obligations

We have entered into purchase obligations with shipyards and other contractors related to our newbuild construction programs.  We have also entered into long‑term service agreements with original equipment manufacturers to provide services and parts related to our pressure control systems.  The future payments required under our service agreements were estimated based on our projected operating activity and may vary based on actual operating activity.  At December 31, 2016, the aggregate future payments required under our purchase obligations and our service agreement obligations were as follows (in millions):

		Service
	Purchase	agreement
	obligations	obligations
Years ending December 31,
2017	$229	$27
2018	9	47
2019	—	50
2020	1,766	52
Thereafter	—	366
Total	$2,004	$542

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Letters of credit and surety bonds

At December 31, 2016 and 2015, we had outstanding letters of credit totaling $50 million and $153 million, respectively, issued under various uncommitted credit lines, some of which require cash collateral, provided by several banks to guarantee various contract bidding, performance activities and customs obligations.  At December 31, 2016, the aggregate cash collateral held by banks for letters of credit was $5 million.  As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations related to the importation of our rigs and certain performance and other obligations.  At December 31, 2016 and 2015, we had outstanding surety bonds totaling $33 million and $30 million, respectively

Macondo well incident commitments and contingencies

Overview—On April 22, 2010, the ultra‑deepwater floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig off the coast of Louisiana.  At the time of the explosion, Deepwater Horizon was contracted to an affiliate of BP plc. (together with its affiliates, “BP”).  Following the incident, we have been subject to civil and criminal claims, as well as causes of action, fines and penalties by local, state and federal governments.  Litigation commenced shortly after the incident, and most claims against us were consolidated by the U.S. Judicial Panel on Multidistrict Litigation and transferred to the U.S. District Court for the Eastern District of Louisiana (the “MDL Court”).  A significant portion of the contingencies arising from the Macondo well incident has now been resolved as a result of settlements with the U.S. Department of Justice (the “DOJ”), BP and the states of Alabama, Florida, Louisiana, Mississippi, and Texas (collectively, the “States”).  Additionally, we entered into the PSC Settlement Agreement, which remains subject to approval by the MDL Court.

In the year ended December 31, 2015, in connection with the settlements, as further described below, we recognized income of $788 million ($735 million, or $2.02 per diluted share, net of tax) recorded as a net reduction to operating and maintenance costs and expenses, including $538 million associated with recoveries from insurance for our previously incurred losses, $125 million associated with partial reimbursement from BP for our previously incurred legal costs, and $125 million associated with a net reduction to certain related contingent liabilities, primarily associated with contingencies that have either been settled or otherwise resolved as a result of settlements with BP and the PSC.

We have recognized a liability for the remaining estimated loss contingencies associated with litigation resulting from the Macondo well incident that we believe are probable and for which a reasonable estimate can be made.  At December 31, 2016 and 2015, the liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made was $250 million, recorded in other current liabilities.  The remaining litigation could result in certain loss contingencies that we believe are reasonably possible.  Although we have not recognized a liability for such loss contingencies, these contingencies could result in liabilities that we ultimately recognize.

We recognize an asset associated with the portion of our estimated losses that we believe is probable of recovery from insurance and for which we had received from underwriters’ confirmation of expected payment.  Although we have available policy limits that could result in additional amounts recoverable from insurance, recovery of such additional amounts is not probable and we are not currently able to estimate such amounts (see “—Insurance coverage”).  Our estimates involve a significant amount of judgment.

Plea Agreement—Pursuant to the plea agreement (the “Plea Agreement”), one of our subsidiaries pled guilty to one misdemeanor count of negligently discharging oil into the U.S. Gulf of Mexico, in violation of the Clean Water Act (“CWA”) and agreed to be subject to probation through February 2018.  The DOJ agreed, subject to the provisions of the Plea Agreement, not to further prosecute us for certain matters arising from the Macondo well incident.  We also agreed to make an aggregate cash payment of $400 million, including a criminal fine of $100 million and cash contributions of $150 million to the National Fish & Wildlife Foundation and $150 million to the National Academy of Sciences, payable in scheduled installments.  In each of the years ended December 31, 2016, 2015 and 2014, we made an aggregate cash payment of $60 million in satisfaction of amounts due under the Plea Agreement.  At December 31, 2016 and 2015, the carrying amount of our liability for settlement obligations under the Plea Agreement was $60 million and $120 million, respectively.  The final installment of $60 million is due on February 14, 2017.

Consent Decree—Under the civil consent decree (the “Consent Decree”), we agreed to undertake certain actions, including enhanced safety and compliance actions when operating in U.S. waters.  The Consent Decree also requires us to submit certain plans, reports and submissions and also requires us to make such submittals available publicly.  One of the required plans is a performance plan approved on January 2, 2014, that contains, among other things, interim milestones for actions in specified areas and schedules for reports required under the Consent Decree.  Additionally, in compliance with the requirements of the Consent Decree and upon approval by the DOJ, we retained an independent auditor to review and report to the DOJ our compliance with the Consent Decree and an independent process safety consultant to review report and assist with the process safety requirements of the Consent Decree.  We may request termination of the Consent Decree after January 2, 2019, provided we meet certain conditions.  The Consent Decree resolved the claim by the U.S. for civil penalties under the CWA.  The Consent Decree did not resolve the U.S. claim under the Oil Pollution Act (“OPA”) for natural resource damages (“NRD”) or for removal costs.  However, BP has agreed to indemnify us for NRD and most removal costs (see “—BP Settlement Agreement”).  We also agreed to pay civil penalties of $1.0 billion plus interest.  In the year ended December 31, 2015, we made a cash payment of $204 million, including interest, representing the final installment due under the Consent Decree.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

BP Settlement Agreement—On May 20, 2015, we entered into a settlement agreement with BP (the “BP Settlement Agreement”).  Under the BP Settlement Agreement, BP agreed to indemnify us for compensatory damages, including all NRD and all cleanup and removal costs for oil or pollutants originating from the Macondo well.  BP also agreed to cease efforts to recover as an unlimited additional insured under our insurance policies and to be bound to the insurance reimbursement rulings related to the Macondo well incident.  We agreed to indemnify BP for personal and bodily injury claims of our employees and for any future costs for the cleanup or removal of pollutants stored on the Deepwater Horizon vessel.  Additionally, we mutually agreed to release and withdraw all claims we have against each other arising from the Macondo well litigation and to refrain from making statements regarding gross negligence in the Macondo well incident.  In July 2015, pursuant to the BP Settlement Agreements, we received $125 million from BP as partial reimbursement of the legal costs we incurred in connection with the Macondo well incident.  We believe the BP Settlement Agreement resolved all Macondo well-related litigation between BP and us, and the indemnity BP committed to provide will generally address claims by third parties, including claims for economic and property damages, economic loss and NRD.  However, the indemnity obligations do not extend to fines, penalties, or punitive damages.

PSC Settlement Agreement—On May 29, 2015, together with the PSC, we filed a settlement agreement (the “PSC Settlement Agreement”) with the MDL Court for approval.  Through the PSC Settlement Agreement, we agreed to pay a total of $212 million, plus up to $25 million for partial reimbursement of attorneys’ fees, to be allocated between two classes of plaintiffs as follows: (1) private plaintiffs, businesses, and local governments who could have asserted punitive damages claims against us under general maritime law (the “Punitive Damages Class”); and (2) private plaintiffs who previously settled economic damages claims against BP and were assigned certain claims BP had made against us (the “Assigned Claims Class”).  A court‑appointed neutral representative established the allocation of the settlement payment to be 72.8 percent paid to the Punitive Damages Class and 27.2 percent paid to the Assigned Claims Class.  In exchange for these payments, each of the classes agreed to release all respective claims it has against us.  Members of the Punitive Damages Class were given the opportunity to opt out of the PSC Settlement Agreement before September 23, 2016, and 36 claimants timely opted out, to pursue punitive damages claims against us.  Six of these 36 claimants later revoked their opt out requests.  In June 2016 and August 2015, we made a cash deposit of $25 million and $212 million, respectively, into escrow accounts pending approval of the settlement by the MDL Court.  At December 31, 2016 and 2015, the aggregate balance in escrow was $237 million and $212 million, respectively, recorded in other current assets.

Pending claims—As of December 31, 2016, numerous complaints remain pending against us, along with other unaffiliated defendants in the MDL Court.  We believe our settlement with the PSC, if approved by the MDL Court, will resolve many of these pending actions.  As for any actions not resolved by these settlements, including any claims by individuals who opted out of the PSC Settlement Agreement, claims by the Mexican government under OPA and maritime law and federal securities actions, we are vigorously defending those claims and pursuing any and all defenses available.  See”—PSC Settlement Agreement” and “—Federal securities claims.”

Federal securities claims—On September 30, 2010, a proposed federal securities class action was filed against us in the U.S. District Court for the Southern District of New York.  In the action, a former shareholder of the acquired company alleged that the joint proxy statement related to our shareholder meeting in connection with the merger with the acquired company violated various securities laws and that the acquired company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and sought compensatory and rescissory damages and attorneys’ fees.  On March 11, 2014, the District Court for the Southern District of New York dismissed the claims as time-barred.  Plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit (the “Second Circuit”), but on March 17, 2016, the Second Circuit affirmed the dismissal.  Plaintiffs filed a petition for writ of certiorari with the U.S. Supreme Court on August 12, 2016.  See Note 23—Subsequent Events.

Insurance coverage—At the time of the Macondo well incident, our excess liability insurance program offered aggregate insurance coverage of $950 million, excluding a $15 million deductible and a $50 million self-insured layer through our wholly owned captive insurance subsidiary.  This excess liability insurance coverage consisted of a first and a second layer of $150 million each, a third and fourth layer of $200 million each and a fifth layer of $250 million.  We have recovered costs under the first four excess layers, the limits of which are now fully exhausted.  We have submitted claims to the $250 million fifth layer, which is comprised of Bermuda market insurers (the “Bermuda Insurers”).  The Bermuda Insurers have asserted various coverage defenses to our claims, and we have issued arbitration notices to the Bermuda Insurers.  In the year ended December 31, 2016, we recognized income of $30 million, recorded as a reduction in operating and maintenance costs and expenses, associated with claims confirmed by certain underwriters, and we received cash proceeds of $20 million.  We continue to pursue claims submitted to the Bermuda Insurers, but we cannot give any assurance that we will successfully recover additional proceeds under the available policy limits.

Other legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi, and in 2014, a group of similar complaints were filed in Louisiana.  The plaintiffs, former employees of some of the defendants, generally allege that the defendants used or manufactured asbestos containing drilling mud additives for use in connection with drilling operations, claiming negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law.  The plaintiffs generally seek awards of unspecified compensatory and punitive damages, but the court appointed special master has ruled that a Jones Act employer defendant, such as us, cannot be sued for punitive damages.  At December 31, 2016, 15 plaintiffs have claims pending in Mississippi and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

eight plaintiffs have claims pending in Louisiana in which we have or may have an interest.  We intend to defend these lawsuits vigorously, although we can provide no assurance as to the outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims.  Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries has been named as a defendant, along with numerous other companies, in lawsuits arising out of the subsidiary’s manufacture and sale of heat exchangers, and involvement in the construction and refurbishment of major industrial complexes alleging bodily injury or personal injury as a result of exposure to asbestos.  As of December 31, 2016, the subsidiary was a defendant in approximately 305 lawsuits, some of which include multiple plaintiffs, and we estimate that there are approximately 329 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries.  The operating assets of the subsidiary were sold and its operations were discontinued in 1989, and the subsidiary has no remaining assets other than insurance policies, rights and proceeds, including (i) certain policies subject to litigation and (ii) certain rights and proceeds held directly or indirectly through a qualified settlement fund.  The subsidiary has in excess of $1.0 billion in insurance limits potentially available to the subsidiary.  Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding directly or indirectly from settlements and payments from insurers, assigned rights from insurers and coverage‑in‑place settlement agreements with insurers to respond to these claims.  While we cannot predict or provide assurance as to the outcome of these matters, we do not expect the ultimate liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the year ended December 31, 2006, the state tax authorities of Rio de Janeiro in Brazil issued to one of our subsidiaries tax assessments on equipment imported into the state in connection with our operations, resulting from a preliminary finding by these authorities that our record keeping practices were deficient.  At December 31, 2016, the aggregate tax assessment was for BRL 506 million, equivalent to approximately $155 million, including interest and penalties.  In September 2006, we filed an initial response refuting these tax assessments, and, in September 2007, the state tax authorities confirmed that they believe the tax assessments are valid.  On September 27, 2007, we filed an appeal with the state Taxpayer’s Council contesting the assessments.  While we cannot predict or provide assurance as the final outcome of these proceedings, we do not expect it to have a material adverse effect on our condensed consolidated statement of financial position, results of operations or cash flows.

Nigerian Cabotage Act litigation—In October 2007, three of our subsidiaries were each served a Notice and Demand from the Nigeria Maritime Administration and Safety Agency, imposing a two percent surcharge on the value of all contracts performed by us in Nigeria pursuant to the Coastal and Inland Shipping (Cabotage) Act 2003 (the “Cabotage Act”).  Our subsidiaries each filed an originating summons in the Federal High Court in Lagos challenging the imposition of this surcharge on the basis that the Cabotage Act and associated levy is not applicable to drilling rigs.  The respondents challenged the competence of the suits on several procedural grounds.  The court upheld the objections and dismissed the suits.  In December 2010, our subsidiaries filed a new joint Cabotage Act suit.  While we cannot predict or provide assurance as to the outcome of these proceedings, we do not expect the proceedings to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters, various regulatory matters, and a number of claims and lawsuits, asserted and unasserted, all of which have arisen in the ordinary course of our business.  Such matters include a certain Brazilian import license assessment received in 2010 related to timely application for import licenses for certain equipment and for allegedly providing improper information on import license applications.  We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending, threatened, or possible litigation or liability.  We can provide no assurance that our beliefs or expectations as to the outcome or effect of any tax, regulatory, lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under the Comprehensive Environment Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below.  CERCLA is intended to expedite the remediation of hazardous substances without regard to fault.  Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site.  Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site.  We and other PRPs have agreed with the Environmental Protection Agency (the “EPA”) and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA.  The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs.  The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material.  There are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California, which is now a part of the San Gabriel Valley, Area 3, Superfund site.  We were also advised that one or more of our subsidiaries that formerly owned and operated the site would likely be named by the EPA as PRPs.  The current property owner, an unrelated party, performed the required testing and detected no contaminants.  In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter, but it has not yet been received.  Based on the test results, we would contest any potential liability.  We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of (a) the actual responsibility attributed to us and the other PRPs at the site, (b) appropriate investigatory or remedial actions and (c) allocation of the costs of such activities among the PRPs and other site users.  Our ultimate financial responsibility in connection with those sites may depend on many factors, including (i) the volume and nature of material, if any, contributed to the site for which we are responsible, (ii) the number of other PRPs and their financial viability and (iii) the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our consolidated statement of financial position or results of operations.

Note 14—Noncontrolling Interest

Redeemable noncontrolling interest

Angola Deepwater Drilling Company Limited—Changes in redeemable noncontrolling interest were as follows (in millions):

	Years ended December 31,
	2016	2015	2014
Redeemable noncontrolling interest
Balance, beginning of period	$5	$11	$—
Net income (loss) attributable to noncontrolling interest	23	(6)	9
Reclassification from noncontrolling interest	—	—	2
Balance, end of period	$28	$5	$11

We own a 65 percent interest and Angco Cayman Limited (“Angco Cayman”) owns a 35 percent interest, in ADDCL, a variable interest entity (see Note 5—Variable Interest Entities).  Angco Cayman has the right to require us to purchase its shares for cash.  Accordingly, we present the carrying amount of Angco Cayman’s ownership interest as redeemable noncontrolling interest on our consolidated balance sheets.

Noncontrolling interest

Transocean Partners—On February 6, 2014, we formed Transocean Partners to own, operate and acquire modern, technologically advanced offshore drilling rigs.  On August 5, 2014, we completed the initial public offering of 20.1 million common units of Transocean Partners.  We retained the remaining 21.3 million common units, 27.6 million subordinated units, which collectively represented a 70.8 percent limited liability company interest, and all of the incentive distribution rights.  In the year ended December 31, 2014, as a result of the offering, we received cash proceeds of $417 million, net of $26 million for underwriting discounts and commissions and other offering costs, and we recorded a capital allocation resulting in a decrease of $44 million to noncontrolling interest and a corresponding increase to additional paid‑in capital.

In the years ended December 31, 2016, 2015 and 2014, Transocean Partners declared and paid an aggregate distribution of, $99 million, $100 million and $15 million, respectively, to its unitholders, of which $28 million, $29 million and $4 million, respectively, was paid to the holders of noncontrolling interest.

On November 4, 2015, Transocean Partners announced that its board of directors approved a unit repurchase program, authorizing it to repurchase up to $40 million of its publicly held common units.  Under the unit repurchase program, Transocean Partners repurchased 478,376 of its publicly held common units for an aggregate purchase price of $4 million and such repurchased common units were cancelled.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

On December 9, 2016, Transocean Partners completed a merger with one of our subsidiaries as contemplated under the Merger Agreement.  Following the completion of the merger, Transocean Partners became a wholly owned indirect subsidiary of Transocean Ltd.  Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares.  To complete the merger, we issued 23.8 million shares from conditional capital.

TDSOI—In June 2016, we served notice of our intent to exercise our option to call the 30 percent ownership interest in TDSOI held by our local partner.  In July 2016, we completed the repurchase of the noncontrolling interest for a cash payment of $2 million, and as a result, TDSOI became our wholly owned subsidiary.  In connection with the transaction, we recorded a capital allocation resulting in a $12 million increase to noncontrolling interest and a corresponding decrease to additional paid in capital.

Note 15—Shareholders’ Equity

Par value reduction—On October 29, 2015, at our extraordinary general meeting, our shareholders approved the reduction of the par value of each of our shares to CHF 0.10 from the original par value of CHF 15.00.  The reduction of par value became effective as of January 7, 2016 upon registration in the commercial register.

Distributions of qualifying additional paid‑in capital—In May 2015, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $0.60 per outstanding share, payable in four quarterly installments of $0.15 per outstanding share, subject to certain limitations.  In May 2015, we recognized a liability of $218 million for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid‑in capital.  On June 17 and September 23, 2015, we paid the first two installments in the aggregate amount of $109 million to shareholders of record as of May 29 and August 25, 2015.  On October 29, 2015, at our extraordinary general meeting, our shareholders approved the cancellation of the third and fourth installments of the distribution.  As a result, we reduced our distribution payable, recorded in other current liabilities, by $109 million with corresponding increase to additional paid‑in capital.

In May 2014, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $3.00 per outstanding share, payable in four quarterly installments of $0.75 per outstanding share, subject to certain limitations.  In May 2014, we recognized a liability of $1.1 billion for the distribution payable, recorded in other current liabilities, with a corresponding entry to additional paid‑in capital.  On June 18, September 17 and December 17, 2014, we paid the first three installments in the aggregate amount of $816 million to shareholders of record as of May 30, August 22 and November 14, 2014, respectively.  On March 18, 2015, we paid the final installment in the aggregate amount of $272 million to shareholders of record as of February 20, 2015.

In May 2013, at our annual general meeting, our shareholders approved the distribution of qualifying additional paid‑in capital in the form of a U.S. dollar denominated dividend of $2.24 per outstanding share, payable in four quarterly installments of $0.56 per outstanding share, subject to certain limitations.  On March 19, 2014, we paid the final installment in the aggregate amount of $202 million to shareholders of record as of February 21, 2014.

We did not pay the distribution of qualifying additional paid‑in capital with respect to our shares held in treasury or held by our subsidiary.

Shares issued—To complete the merger with Transocean Partners, we issued 23.8 million shares from conditional capital.  Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than the units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 of our shares.  See Note 1—Business, Note 14—Noncontrolling Interest and Note 18—Supplemental Cash Flow Information.

Shares held in treasury—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, equivalent to approximately $3.4 billion.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.  During the three‑year period ended December 31, 2016, we did not purchase any shares under our share repurchase program.  At December 31, 2015, we held 2.9 million shares in treasury, recorded at cost.  On October 29, 2015, at our extraordinary general meeting, our shareholders approved the cancellation of all shares that had been repurchased to date under our share repurchase program.  The cancellation of our shares held in treasury became effective as of January 7, 2016 upon registration in the commercial register.

Shares held by subsidiaries—Two of our subsidiaries hold our shares for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2016 and 2015, our subsidiaries held 5.4 million shares and 6.9 million shares, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Accumulated other comprehensive loss—The changes in accumulated other comprehensive loss, presented net of tax, for our defined benefit pension plans were as follows (in millions):

	Years ended December 31,
	2016	2015
Balance, beginning of period	$(277)	$(346)
Other comprehensive income (loss) before reclassifications	(15)	49
Reclassifications to net income	9	20
Other comprehensive income (loss), net	(6)	69
Balance, end of period	$(283)	$(277)

Note 16—Share‑Based Compensation Plans

Overview

We have a long‑term incentive plan (the “Long‑Term Incentive Plan”) for executives, key employees and non‑employee directors under which awards can be granted in the form of restricted share units, restricted shares, stock options, stock appreciation rights and cash performance awards.  Awards may be granted as service awards that are earned over a defined service period or as performance awards that are earned based on the achievement of certain market factors or performance targets or a combination of market factors and performance targets.  Our compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long‑Term Incentive Plan.  As of December 31, 2016, we had 55.4 million shares authorized and 14.7 million shares available to be granted under the Long‑Term Incentive Plan.  As of December 31, 2016, total unrecognized compensation costs related to all unvested share‑based awards were $43 million, which are expected to be recognized over a weighted‑average period of 1.4 years.

Service awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period.  Performance awards typically are subject to a three‑year measurement period during which the number of options, shares or restricted share units remains uncertain.  At the end of the measurement period, the awarded number of options, shares or restricted share units is determined and, thereafter subject to a stated vesting period.  The performance awards typically vest in one aggregate installment following the determination date.  Stock options and stock appreciation rights are subject to a stated vesting period and, once vested, typically have a seven‑year term during which they are exercisable.

Service awards

Restricted share units—A restricted share unit is a notional unit that is equal to one share but has no voting rights until the underlying share is issued.  Our service‑based restricted share units are participating securities since they have the right to receive dividends and other cash distributions to shareholders.  The following table summarizes unvested activity for service‑based units granted under our incentive plans during the year ended December 31, 2016:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2016	3,030,444	$25.65
Granted	3,155,382	8.69
Vested	(1,725,734)	28.08
Forfeited	(454,010)	9.52
Unvested at December 31, 2016	4,006,082	$13.10

During the year ended December 31, 2016, the aggregate grant‑date fair value of the service‑based units that vested was $48 million.

During the years ended December 31, 2015 and 2014, we granted 2,848,521 and 1,208,790 service‑based units, respectively, with a weighted‑average grant‑date fair value of $18.70 and $42.80 per unit, respectively.  During the years ended December 31, 2015 and 2014, we had 1,817,758 and 1,520,023 service‑based units, respectively, that vested with an aggregate grant‑date fair value of $81 million and $87 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Stock options—The following table summarizes activity for vested and unvested service‑based stock options outstanding under our incentive plans during the year ended December 31, 2016:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2016	1,622,317	$73.66	4.81	$—
Granted	945,724	8.61
Forfeited	(633,346)	64.44
Outstanding at December 31, 2016	1,934,695	$44.88	6.12	$6

Vested and exercisable at December 31, 2016	1,022,393	$77.24	3.45	$—

During the year ended December 31, 2016, we granted service‑based stock options with a weighted‑average grant date fair value of $8.61 per stock option.  We estimated the fair value using the following weighted‑average assumptions: (a) a dividend yield of zero percent, (b) an expected price volatility of 65 percent, (c) a risk‑free interest rate of 1.26 percent and (d) an expected option life of 6.1 years.  During the year ended December 31, 2016, the aggregate grant‑date fair value of service‑based stock options that vested was $3 million.  During the year ended December 31, 2016, no service‑based stock options were exercised.  As of December 31, 2016, there were outstanding unvested service‑based stock options to purchase 912,302 shares.  At January 1, 2016, we have presented the aggregate intrinsic value as zero since the weighted‑average exercise price per share exceeded the market price of our shares on these dates.

During the years ended December 31, 2015 and 2014, we did not grant service‑based stock options.  During the years ended December 31, 2015 and 2014, the total grant‑date fair value of service‑based stock options that vested was $9 million and $14 million, respectively.  During the year ended December 31, 2015, no service‑based stock options were exercised.  During the year ended December 31, 2014, holders exercised service‑based stock options to purchase 383,848 shares, and the total pre‑tax intrinsic value of service‑based stock options exercised was $2 million.

Stock appreciation rights—During the years ended December 31, 2016, 2015 and 2014, we did not grant stock appreciation rights and no stock appreciation rights were exercised.  At January 1, 2016, there were 185,002 stock appreciation rights outstanding at a weighted‑average exercise price of $93.49 per share and less than one year remaining contractual life.  At January 1, 2016 and December 31, 2016, the aggregate intrinsic value of such stock appreciation rights was zero since the weighted‑average exercise price per share exceeded the market price of our shares on that date.  At December 31, 2016, 29,288 stock appreciation rights were vested and exercisable, at an exercise price of $107.63 per share with less than one year remaining contractual term.

Performance awards

Restricted share units—We grant performance awards in the form of restricted share units that can be earned depending on the achievement of (a) market factors or (b) both market factors and performance targets.  Our performance awards are participating securities since they have the right to receive dividends and other cash distributions to shareholders.  The number of restricted share units earned is quantified upon completion of the specified period at the determination date.  The following table summarizes unvested activity for performance‑based units under our incentive plans during the year ended December 31, 2016:

	Number	Weighted-average
	of	grant-date fair value
	units	per unit
Unvested at January 1, 2016	702,131	$18.81
Granted	997,362	11.60
Vested	(187,000)	32.05
Forfeited	(72,887)	17.12
Unvested at December 31, 2016	1,439,606	$14.40

During the year ended December 31, 2016, performance‑based units vested with an aggregate grant‑date fair value of $6 million, which is subject to compensation committee approval in February 2017.

During the years ended December 31, 2015 and 2014, there were 652,592 and 302,630 performance‑based units granted, respectively, with a weighted‑average grant‑date fair value of $17.91 and $31.73 per unit, respectively.  During the year ended December 31, 2015, no performance‑based units vested since neither the market factors nor the performance targets were achieved.  During the year ended December 31, 2014, the total grant‑date fair value of the performance‑based units that vested was $8 million.

Stock options—We previously granted performance awards in the form of stock options that could be earned depending on the achievement of certain performance targets.  During the years ended December 31, 2016, 2015 and 2014, we did not grant performance‑based stock options.  At January 1, 2016, there were 150,360 performance‑based stock options outstanding at a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

weighted‑average exercise price of $82.50 per share and less than one year remaining contractual life.  At January 1, 2016, the aggregate intrinsic value of such performance‑based stock options was zero since the weighted‑average exercise price per share exceeded the market price of our shares on those dates.  During the years ended December 31, 2016 and 2015, no performance‑based stock options were exercised.  During the year ended December 31, 2014, holders exercised performance‑based stock options to purchase 12,073 shares.  During the year ended December 31, 2016, all remaining performance‑based stock options expired.

Note 17—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2016	2015
Other current liabilities
Accrued payroll and employee benefits	$200	$356
Accrued interest	135	82
Accrued taxes, other than income	87	66
Macondo well incident settlement obligations	60	60
Deferred revenue	194	187
Deferred revenue of consolidated variable interest entities	15	15
Contingent liabilities	262	271
Other	7	25
Total other current liabilities	$960	$1,062

Other long‑term liabilities were comprised of the following (in millions):

	December 31,
	2016	2015
Other long-term liabilities
Postemployment benefit plan obligations	$370	$399
Income taxes payable	333	428
Macondo well incident settlement obligations	—	60
Deferred revenue	390	178
Other	60	70
Total other long-term liabilities	$1,153	$1,135

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 18—Supplemental Cash Flow Information

Net cash provided by operating activities attributable to the net change in operating assets and liabilities was comprised of the following (in millions):

	Years ended December 31,
	2016	2015	2014
Changes in operating assets and liabilities
Decrease in accounts receivable	$350	$742	$63
Increase in other current assets	(29)	(177)	(164)
(Increase) decrease in other assets	(12)	5	12
Decrease in accounts payable and other current liabilities	(286)	(828)	(884)
Decrease in other long-term liabilities	(55)	(72)	(71)
Change in income taxes receivable / payable, net	(133)	(65)	(31)
	$(165)	$(395)	$(1,075)

Additional cash flow information was as follows (in millions):

	Years ended December 31,
	2016	2015	2014
Certain cash operating activities
Cash payments for interest	$351	$439	$490
Cash payments for income taxes	172	314	329

Non-cash investing and financing activities
Capital additions, accrued at end of period (a)	$42	$128	$139
Issuance of shares to acquire noncontrolling interest (b)	317	—	—

(a)	These amounts represent additions to property and equipment for which we had accrued a corresponding liability in accounts payable at the end of the period. See Note 10—Drilling Fleet.
(b)

On December 9, 2016, we issued 23.8 million shares in connection with our acquisition of the outstanding publicly held common units of Transocean Partners pursuant to its merger with one of our other subsidiaries.  See Note 1—Business, Note 14—Noncontrolling Interest and Note 15—Shareholders’ Equity.

Note 19—Financial Instruments

The carrying amounts and fair values of our financial instruments were as follows (in millions):

	December 31, 2016		December 31, 2015
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Cash and cash equivalents	$3,052	$3,052	$2,339	$2,339
Restricted cash balances and investments	510	511	467	474
Long-term debt, including current maturities	8,464	8,218	8,490	6,291

We estimated the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents represents the historical cost, plus accrued interest, which approximates fair value because of the short maturities of those instruments.  We measured the estimated fair value of our cash equivalents using significant other observable inputs, representative of a Level 2 fair value measurement, including the net asset values of the investments.  At December 31, 2016 and 2015, the aggregate carrying amount of our cash equivalents was $2.6 billion and $1.7 billion, respectively.

Restricted cash balances and investments—The carrying amount of the cash investments pledged for debt service of the Eksportfinans Loans represents the amortized cost of our investment.  We measured the estimated fair value of such restricted cash investments using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads of the instruments.  At December 31, 2016 and 2015, the aggregate carrying amount of the cash investments pledged for debt service of the Eksportfinans Loans was $123 million and $216 million, respectively.  At December 31, 2016 and 2015, the estimated fair value of such restricted cash investments was $124 million and $223 million, respectively.

The carrying amount of the cash balances that are subject to restrictions due to collateral requirements, legislation, regulation or court order approximates fair value due to the short term nature of the instruments in which the restricted cash balances are held.  At December 31, 2016, the aggregate carrying amount of such restricted cash balances was $387 million, including $352 million and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

$35 million recorded in current assets and other long‑term assets, respectively.  At December 31, 2015, the aggregate carrying amount of such restricted cash balances was $251 million, including $244 million and $7 million recorded in current assets and other current assets, respectively.

Debt—We measured the estimated fair value of our debt, all of which was fixed‑rate debt, using significant other observable inputs, representative of a Level 2 fair value measurement, including the terms and credit spreads for the instruments.

Note 20—Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short‑term investments, restricted cash investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short‑term investments, as the interest income earned on these investments changes with market interest rates.  Fixed rate debt, where the interest rate is fixed over the life of the instrument and the instrument’s maturity is greater than one year, exposes us to changes in market interest rates when we refinance maturing debt with new debt or when we repurchase debt in open market repurchases.  Our fixed‑rate restricted cash investments associated with the Eksportfinans Loans and the respective debt instruments for which they are restricted, are subject to corresponding and opposing changes in the fair value relative to changes in market interest rates.

Currency exchange rate risk—Our international operations expose us to currency exchange rate risk.  This risk is primarily associated with compensation costs of our employees and purchasing costs from non‑U.S. suppliers, which are denominated in currencies other than the U.S. dollar.  We use a variety of techniques to minimize the exposure to currency exchange rate risk, including the structuring of customer contract payment terms.

Our primary currency exchange rate risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency.  The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, national content requirements, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual local currency needs may vary from those anticipated in the customer contracts, resulting in partial exposure to currency exchange rate risk.  The currency exchange effect resulting from our international operations generally has not had a material impact on our operating results.

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short‑term investments and trade receivables, both current and long‑term.

We generally maintain our cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high‑quality money market instruments.  We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We earn our revenues by providing our drilling services to international oil companies, government‑owned oil companies and government‑controlled oil companies.  Receivables are dispersed in various countries (see Note 20—Operating Segments, Geographic Analysis and Major Customers).  We establish an allowance for doubtful accounts on a case‑by‑case basis, considering changes in the financial position of a customer, when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered only isolated credit concerns related to independent oil companies, we occasionally require collateral or other security to support customer receivables.  In certain instances, when we determine that collection is not reasonably assured, we may occasionally offer extended payment terms and recognize revenues associated with the contract on a cash basis.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2016, we had approximately 5,400 employees, including approximately 400 persons engaged through contract labor providers.  Approximately 28 percent of our total workforce, working primarily in Angola, Brazil, Norway and the U.K. are represented by, and some of our contracted labor work under, collective bargaining agreements, substantially all of which are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 21—Operating Segments, Geographic Analysis and Major Customers

Operating segments—We operate in a single, global market for the provision of contract drilling services to our customers.  The location of our rigs and the allocation of our resources to build or upgrade rigs are determined by the activities and needs of our customers.

Geographic analysis—Operating revenues by country were as follows (in millions):

	Years ended December 31,
	2016	2015	2014
Operating revenues
U.S.	$1,977	$2,416	$2,410
U.K.	551	1,139	1,194
Brazil	453	673	651
Norway	214	650	1,036
Other countries (a)	966	2,508	3,894
Total operating revenues	$4,161	$7,386	$9,185

(a)	Other countries represent countries in which we operate that individually had operating revenues representing less than 10 percent of total operating revenues earned.

Long‑lived assets by country were as follows (in millions):

	December 31,
	2016	2015
Long-lived assets
U.S.	$6,181	$7,451
Trinidad	3,977	1,766
Korea	1,459	2,048
Other countries (a)	9,476	9,544
Total long-lived assets	$21,093	$20,809

(a)	Other countries represents countries in which we operate that individually had long‑lived assets representing less than 10 percent of total long‑lived assets.

A substantial portion of our assets are mobile.  Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland.  At December 31, 2016 and 2015, the aggregate carrying amount of our long‑lived assets located in Switzerland was $2 million.

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances or other market disrupting events, expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which we operate.

Major customers—For the year ended December 31, 2016, Chevron Corporation (together with its affiliates, “Chevron”), BP, Royal Dutch Shell plc (together with its affiliates, “Shell”) and Petróleo Brasileiro S.A. (“Petrobras”), accounted for approximately 24 percent, 12 percent, 12 percent and 11 percent, respectively, of our consolidated operating revenues.  For the year ended December 31, 2015, Chevron and Shell accounted for approximately 14 percent and 10 percent, respectively, of our consolidated operating revenues from continuing operations.  For the year ended December 31, 2014, Chevron and BP accounted for approximately 11 percent and nine percent, respectively, of our consolidated operating revenues.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

Note 22—Quarterly Results (Unaudited)

The following data contain certain corrections of errors identified in previously reported amounts.  See Note 4—Correction of Errors in Previously Reported Consolidated Financial Statements.

	Three months ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2016
Operating revenues	$1,341	$940	$906	$974
Operating income (a)	424	163	229	316
Income from continuing operations (a)	242	92	236	257
Net income (a)	241	93	236	257
Net income attributable to controlling interest (a)	235	82	218	243
Per share earnings from continuing operations
Basic	$0.64	$0.22	$0.59	$0.64
Diluted	$0.64	$0.22	$0.59	$0.64
Weighted-average shares outstanding
Basic	364	365	365	371
Diluted	364	365	365	371

2015
Operating revenues	$2,043	$1,884	$1,608	$1,851
Operating income (loss) (b)	(327)	493	457	742
Income (loss) from continuing operations (b)	(459)	340	392	622
Net income (loss) (b)	(461)	341	395	622
Net income (loss) attributable to controlling interest (b)	(472)	335	386	616
Per share earnings (loss) from continuing operations
Basic	$(1.30)	$0.91	$1.06	$1.68
Diluted	$(1.30)	$0.91	$1.06	$1.68
Weighted-average shares outstanding
Basic	363	363	364	364
Diluted	363	363	364	364

(a)

First quarter, second quarter, third quarter and fourth quarter included an aggregate loss $41 million associated with the impairment of certain drilling units classified as assets held for sale.  Fourth quarter included a loss of $52 million associated with the impairment of our deepwater asset group.  Fourth quarter included income of $30 million associated with recoveries of previously incurred costs associated with the Macondo well incident.  Second quarter and third quarter included a gain of $38 million and $110 million, respectively, associated with the retirement of debt.  See Note 6—Impairments, Note 11—Debt and Note 13—Commitments and Contingencies.

(b)

First quarter, second quarter, third quarter and fourth quarter included an aggregate loss of $700 million associated with the impairment of certain drilling units classified as assets held for sale.  First quarter and second quarter included a loss of $507 million and $668 million, respectively, associated with the impairment of our deepwater asset group and midwater asset group, respectively.  Second quarter included income of $788 million associated with recoveries of previously incurred costs associated with the Macondo well incident.  Third quarter and fourth quarter included an aggregate net gain of $23 million associated with the retirement of debt.  See Note 6—Impairments, Note 11—Debt and Note 13—Commitments and Contingencies.

The effects of the corrections of the errors on our quarterly results are presented in the tables below.

	Three months ended March 31, 2016			Three months ended March 31, 2015
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted

Operating revenues	$1,341	$—	$1,341	$2,043	$—	$2,043
Operating income (loss)	414	10	424	(321)	(6)	(327)
Income (loss) from continuing operations	256	(14)	242	(467)	8	(459)
Net income (loss)	255	(14)	241	(469)	8	(461)
Net income (loss) attributable to controlling interest	249	(14)	235	(483)	11	(472)
Per share earnings (loss) from continuing operations
Basic	$0.68	$(0.04)	$0.64	$(1.32)	$0.02	$(1.30)
Diluted	$0.68	$(0.04)	$0.64	$(1.32)	$0.02	$(1.30)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—continued

	Three months ended June 30, 2016			Three months ended June 30, 2015
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted

Operating revenues	$943	$(3)	$940	$1,884	$—	$1,884
Operating income	154	9	163	506	(13)	493
Income from continuing operations	87	5	92	347	(7)	340
Net income	88	5	93	348	(7)	341
Net income attributable to controlling interest	77	5	82	342	(7)	335
Per share earnings from continuing operations
Basic	$0.21	$0.01	$0.22	$0.93	$(0.02)	$0.91
Diluted	$0.21	$0.01	$0.22	$0.93	$(0.02)	$0.91

	Three months ended September 30, 2016			Three months ended September 30, 2015
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted

Operating revenues	$903	$3	$906	$1,608	$—	$1,608
Operating income	225	4	229	445	12	457
Income from continuing operations	244	(8)	236	327	65	392
Net income	244	(8)	236	330	65	395
Net income attributable to controlling interest	229	(11)	218	321	65	386
Per share earnings from continuing operations
Basic	$0.62	$(0.03)	$0.59	$0.87	$0.19	$1.06
Diluted	$0.62	$(0.03)	$0.59	$0.87	$0.19	$1.06

	Three months ended December 31, 2015
	Previously reported	Adjustments	As adjusted

Operating revenues	$1,851	$—	$1,851
Operating income	750	(8)	742
Income from continuing operations	617	5	622
Net income	617	5	622
Net income attributable to controlling interest	611	5	616
Per share earnings from continuing operations
Basic	$1.66	$0.02	$1.68
Diluted	$1.66	$0.02	$1.68

Note 23—Subsequent Events

Norway tax investigations and trial—On January 9, 2017, the Norwegian appeal court in Oslo ruled entirely in favor of the Transocean subsidiaries and overturned the district court with respect to the remaining question of principal tax obligations.  On February 10, 2017, the tax authorities filed an appeal with the Norwegian Supreme Court.

Federal securities claims—On January 13, 2017, the U.S. Supreme Court granted certiorari in a separate case, not involving Transocean, which raised the same issues on which the Second Circuit dismissed the claim against Transocean.  The U.S. Supreme Court’s ultimate determination of this separate case may affect the time‑barred dismissal of the case involving Transocean.

PSC Settlement Agreement—On February 15, 2017, the MDL Court entered a final order and judgment approving the PSC Settlement Agreement that we entered into with the PSC on May 29, 2015.  The ruling is subject to appeal.  Any notice of appeal must be filed by March 17, 2017.

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